UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Allscripts Healthcare Solutions, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Allscripts Healthcare Solutions, Inc.
222 Merchandise Mart Plaza, Suite 2024
Chicago, Illinois 60654

Dear Allscripts Stockholders,

We are extremely proud of the continued momentum we’ve gained as we helped our clients and associates navigate through the difficult times of the last two years.

Together, we are building Open, Connected Communities of Health.

For everyone.

As some of the uncertainty of 2020 continued into 2021, the world made great progress in fighting the COVID-19 pandemic, and our vision of building open, connected communities of health—for everyone—remained exceptionally relevant to Allscripts clients across the globe. With the reset we did in 2020to ensure we could deliver to our clients the healthcare technologies and solutions to combat the worldwide pandemic and best support the patients they serve, we were well positioned for a successful 2021.

We are proud that were ready to assist with the global healthcare challenges that continued in 2021, specifically around resource availability and caregiver fatigue. While virtual care, such as telehealth, has received much praise for how it has enabled care in any setting, it is important to consider that virtual care innately creates new challenges for caregivers and the communities that they serve. Allscripts EHR platforms that support these evolving care modalities, and the way in which they are designed with clinician insight to better support their needs, are increasingly foundational to the success of our ongoing response to an ever-evolving healthcare climate. Allscripts has navigated these waters successfully by maintaining a focus on our mission to create healthier lives by generating and providing insights that better support the delivery of care.

Specifically looking at what we have accomplished, Allscripts has always worked to digitally transform healthcare. We believe that our clients and the patients they serve should always have their healthcare data readily accessible—that’s why we continue our focus on connecting communities all over the world. As we make progress during the pandemic, we are committed to returning to a reality of wellness—everywhere.  The actions taken in 2021, support our continued forward momentum.

Our success is reflected in our financial results. We are extremely proud of the significant year-over-year growth in bookings, operating income, adjusted EBITDA and cash flow that we achieved in 2021, along with the continued momentum we’ve gained as we helped our clients and our associates navigate through these difficult times. We delivered exceptional stockholder  value, with a 27.77% increase in share price between January 2, 2021 and December 31, 2021.

In 2021, Allscripts focused on further streamlining our portfolio of solutions to position the company for long-term growth. This sharpened attention toward growth culminated with the binding agreement to sell our Hospitals and Large Physicians Practice business segment to a subsidiary of Constellation Software that we announced in March 2022.  With this streamlining, we can specifically concentrate on our Veradigm® business.

Supporting the healthcare ecosystem as it transitions toward value-based care

Our Veradigm® business sits at the center of the Provider, Payer, and Life Science healthcare markets. Through its ability to connect these often-disparate silos, it supports the value-based-healthcare-driven demand toward market convergence by leveraging its data, solution platforms and connectivity across the healthcare ecosystem.

Throughout 2021, the Veradigm business continued to expand and scale its point-of-care network to include more than 331,000 physicians, representing access to 20% of all the ambulatory physicians in the United States. That includes 73 specialties, in all 50 states.

The Veradigm Provider business scaled to more than 180 million patient records and transmitted 1 billon prescriptions electronically in 2021. Veradigm now links to more than 70 million EHR and claims data records

Leveraging the comprehensive reach of the Veradigm Provider footprint, the Veradigm Payer business unit expanded its ability to link Payers to more than 200,000 Providers with its emerging Clinical Data Exchange Provider network in 2021. Streamlining Payer-Provider data exchange can improve care coordination, lower healthcare costs, and enable value-based care by supporting the improvement of quality scores.

The Veradigm Life Science business unit, through natural-language processing and machine-learning capabilities, derives insights about key healthcare topics of interest, such as the social determinants of health.  Our team authored a paper, “Creation of a Mapped, Machine-Readable Taxonomy to Facilitate Extraction of Social Determinants of Health Data from Electronic Health Records” which was published at the American Medical Informatics Association (AMIA)’s 2021 Symposium. This paper was recognized with an AMIA 2021 Distinguished Paper Award, demonstrating how Veradigm is driving value in today’s evolving healthcare market.

In 2021, the team continued its clinical-research mission, with many studies focused on understanding various aspects of the COVID-19 virus and vaccines, including:

•        The development and management of COVID-19 Vaccination Dashboards as part of the MITRE COVID consortium

•        Participation in the FDA Regan Udall COVID-19 Evidence Accelerator, in which Veradigm investigated the incidence and risk factors of thromboembolic events in COVID-19 patients

Driving shareholder success

As our results demonstrate, we also continued our laser focus on driving tangible value for our stockholders. The dedicated work and innovation from our team who took advantage of opportunities presented led to substantial value creation and systematic improvement in our financial metrics.  For the full year that ended on December 31, 2021, cash flow from continuing operations was $248 million compared with $12 million in 2020.  Our improved operating efficiencies and strong cash flow allowed us to repurchase a total of 24.4 million outstanding common shares in 2021. This commitment to exceptional stockholder value will continue to drive our performance in the years ahead.

Giving back to our communities in 2021

Within Allscripts, our GiveBack program is often referred to as the soul of our company, and it is central to our 2021 pledge to win in our communities. As we adapted to our constantly changing “new normal,” Allscripts associates never lost their compassion to help others. In 2021, we were proud to be an ambassador sponsor of Nurse Heroes, an organization that provides support, recognition, and scholarships to nurses around the globe. We were also a top sponsor of JDRF and American Heart Association of the Triangle’s Go Red for Women program, as well as their STEM Goes Red and Healthy Communities initiatives. At our ACE 2021 event, we donated the event registration earnings directly to early literacy program Reach Out and Read, raising more than $30,000 on behalf of our clients. Finally, we adopted a new software partner called Benevity, which now empowers our associates to easily donate to and fundraise for their favorite local charities, while also helping support volunteer opportunities for each. Using this program, we launched several large matching-gift campaigns and began incentivizing associates to log volunteer hours. While all of this happened, our associates were busy in their communities volunteering in Habitat for Humanity builds, food banks, animal shelters, community gardens, meal packaging services and more. We are proud of our collective effort and look forward to sharing our 2021 Community Impact Report soon.

Allscripts commitment to Diversity, Equity and Inclusion (DEI)

We believe an environment of diversity, equity and inclusion is essential to Allscripts continued success. When put into practice, a workplace in which every voice is heard and valued provides the groundwork for achieving greater success. In 2021, the Allscripts Women’s Engagement (AWE) enrichment group continued to help Allscripts women advance their careers and professional development. Generation Next (GenNext) continued its work to assist young professionals at Allscripts develop socially, professionally and civically. Additionally, we are proud of the individual launches of new Enrichment Groups, including Allscripts Pride Alliance, Allscripts Black Alliance, HOLA (Hispanic Outreach for Latinos at Allscripts), and Veterans & Allies. Diversity comes in various forms, and all provide our company with a roster of talented associates who can share unique and important ideas, experiences and perspectives. Additionally, Allscripts announced that the Allscripts Developer Program (“ADP”) launched ADP Empower, a new program designed to amplify diverse voices in the healthcare technology industry and offer valuable resources to underrepresented entrepreneurs to grow their businesses and accelerate innovation.  We firmly believe Allscripts can be a champion of creating positive change.

Ready for the future

We recently announced that we completed the previously announced sale of our net assets of the company’s Hospital and Health and Large Provider Practices portfolios to a subsidiary of Constellation Software. With this transaction closed, we are excited and confident that the remaining Veradigm business will help us achieve growth for our clients, associates and shareholders.

We are committed to rewarding your continued confidence in Allscripts with continued exceptional performance.

On behalf of Allscripts Board of Directors and the executive team, thank you to our stockholders, our clients and our associates for making 2021 a success. Together, we are building Open, Connected Communities of Health. For everyone. We look forward to the next chapter and all it will entail.

Sincerely, Paul M. Black Richard J. Poulton

Allscripts Healthcare Solutions, Inc.
222 Merchandise Mart Plaza, Suite 2024
Chicago, Illinois 60654

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 21, 2022

To the stockholders of Allscripts Healthcare Solutions, Inc.:

Notice is hereby given that the 2022 Annual Meeting of Stockholders (including any adjournment(s) or postponement(s) thereof, the “Annual Meeting”) of Allscripts Healthcare Solutions, Inc., a Delaware corporation (the “Company”), will be held solely by means of live audio webcast (i.e., a virtual-only meeting) on Tuesday, June 21, 2022, at 9:00 a.m. Central time, for the following purposes:

1.  To elect the six directors named in the accompanying proxy statement, each to serve until the Company’s 2023 Annual Meeting of Stockholders and until their successors are duly elected, subject to earlier resignation or removal;

2.  To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022;

3.  To approve, on an advisory basis, the Company’s named executive officer compensation; and

4.  To transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

The Board of Directors of the Company unanimously recommends a vote FOR each director nominee and FOR each of Proposals 2 and 3.

These items are described more fully in the accompanying proxy statement. Only stockholders of record as of the close of business on April 29, 2022 are entitled to receive notice of, to attend, and to vote at the Annual Meeting.  If you have properly registered and been verified, you will be able to virtually attend the Annual Meeting, vote your shares electronically and submit your questions during the meeting via live audio webcast by visiting www.virtualshareholdermeeting.com/MDRX2022.

Sincerely,

Eric Jacobson

Senior Vice President and Corporate Secretary

Chicago, Illinois

May 6, 2022

Cautionary Note Regarding Forward-Looking Statements

This proxy statement and accompanying materials contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. You can identify forward-looking statements by words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “estimate,” “predict,” “potential,” “continue” or other similar expressions. Actual results may differ from those set forth in the forward-looking statements due to a variety of factors, including those contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and the Company’s other filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update or revise any forward-looking statements.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

The Company’s Proxy Statement for the 2022 Annual Meeting of Stockholders and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 are available at: www.proxyvote.com.

YOUR VOTE IS IMPORTANT. PLEASE EXERCISE YOUR STOCKHOLDER RIGHT TO VOTE AS SOON AS POSSIBLE, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING.

Table of Contents

1	GENERAL INFORMATION

7	DIRECTORS

13	CORPORATE SOCIAL RESPONSIBILITY

18	CORPORATE GOVERNANCE
18	Role of the Board
18	Board Leadership Structure
18	Board Meetings
18	Executive Sessions of Independent Directors
18	Annual Board and Committee Evaluations
18	Succession Planning
19	Committees of the Board
20	Consideration of Director Nominees
20	Mandatory Retirement Age
20	Board Oversight of Risk Management
21	Audit Committee Financial Experts
21	Code of Conduct
22	Certain Relationships and Related Transactions
22	Anti-Hedging Policy
22	Attendance of Directors at Annual Meeting of Stockholders
22	Communications with the Board
23	Compensation of Directors

25	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

27	EQUITY COMPENSATION PLAN INFORMATION

28	EXECUTIVE OFFICERS

30	COMPENSATION DISCUSSION AND ANALYSIS
30	Executive Summary
33	Executive Compensation Philosophy
34	Consideration of Stockholder Say-on-Pay Vote
34	Compensation Procedures
36	Elements of Compensation
41	Benefits and Perquisites
41	Severance Arrangements in Employment Agreements

42	Stock Ownership Requirements

43	EXECUTIVE COMPENSATION
43	Summary Compensation Table
44	2021 All Other Compensation
44	2021 Grants of Plan-Based Awards
46	Outstanding Equity Awards as of December 31, 2021
47	Potential Payments Upon Termination or Change of Control
50	CEO Pay Ratio

52	COMPENSATION COMMITTEE REPORT

53	AUDIT COMMITTEE REPORT

55	PROPOSALS

55	Overview of Proposals
55	Proposal One
Election of Directors
55	Proposal Two
Ratification of Appointment of Independent Registered Public Accounting Firm
56	Proposal Three
Advisory Vote to Approve Named Executive Officer Compensation

57	Other Matters

Allscripts Healthcare Solutions, Inc i

2022 PROXY STATEMENT

PROXY STATEMENT
FOR
2022 ANNUAL MEETING OF STOCKHOLDERS OF

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

General Information

Why am I receiving these materials?

Allscripts Healthcare Solutions, Inc., a Delaware corporation (the “Company”), has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Company’s solicitation of proxies for use at the Company’s 2022 Annual Meeting of Stockholders (including any adjournment(s) or postponement(s) thereof, the “Annual Meeting”), to be held on Tuesday, June 21, 2022 at 9:00 a.m., Central time. The Annual Meeting will be a virtual-only meeting held solely by means of live audio webcast. If you have properly registered and been verified, you will be able to virtually attend the Annual Meeting, vote your shares electronically and submit your questions during the meeting via live audio webcast by visiting www.virtualshareholdermeeting.com/MDRX2022.

The proxy materials were first sent or made available to the Company’s stockholders on or about May 6, 2022. You are invited to virtually attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement (this “Proxy Statement”).

What is included in these proxy materials?

These proxy materials include:

•	The Notice of 2022 Annual Meeting of Stockholders;
•	This Proxy Statement; and
•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the Securities and Exchange Commission (the “SEC”) on February 25, 2022 (the “Annual Report”).

If you requested printed versions by mail, these proxy materials also include the proxy card or voting instruction form for the Annual Meeting.

What items will be voted on at the Annual Meeting?

The Company is aware of three items on which stockholders may vote at the Annual Meeting:

•	The election to the Company’s Board of Directors (the “Board”) of the six nominees named in this Proxy Statement (Proposal One);
•	The ratification of the appointment of Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm for the year ending December 31, 2022 (Proposal Two); and
•	A non-binding advisory resolution to approve the Company’s named executive officer compensation (Proposal Three).

Will any other business be conducted at the meeting?

The Company knows of no matters to be submitted to the Company’s stockholders at the Annual Meeting, other than the proposals referred to in this Proxy Statement. If any other matters properly come before the Company’s stockholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

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2022 PROXY STATEMENT General Information

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

•	“FOR” election of each of the six nominees named in this Proxy Statement to the Board (Proposal One);
•	“FOR” ratification of the appointment of Grant Thornton as the Company’s independent registered public accounting firm for the year ending December 31, 2022 (Proposal Two); and
•	“FOR” approval of the advisory resolution to approve the Company’s named executive officer compensation (Proposal Three).

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, the Company uses the Internet as the primary means of furnishing proxy materials to its stockholders. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to its stockholders. All stockholders will have the ability to access the proxy materials on the website indicated in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or how to request a printed set may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. The Company encourages its stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of its annual meetings and reduce the cost to the Company associated with the physical printing and mailing of materials.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How can I obtain an additional copy of the proxy materials?

The Company has adopted an SEC-approved procedure called “householding.” Under this procedure, the Company may deliver a single copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to multiple stockholders who share the same address, unless the Company has received contrary instructions from one or more of the stockholders. This procedure reduces the environmental impact of the Company’s annual meetings and reduces the Company’s printing and mailing costs. Stockholders who participate in householding will continue to receive separate proxy cards. Upon request, the Company will deliver promptly a separate copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to any stockholder at a shared address to which the Company delivered a single copy of any of these documents.

To receive free of charge a separate copy of the Notice and, if applicable, this Proxy Statement and the Annual Report, or separate copies of any future notice, proxy statement, or annual report, stockholders may write or call the Company at: Allscripts Healthcare Solutions, Inc., 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654, Attention: Corporate Secretary, or (312) 447-2495.

If you are receiving more than one copy of the proxy materials at a single address and would like to participate in householding, please contact the Company using the mailing address or telephone number above. Stockholders who hold shares in “street name” (as described below) may contact their brokerage firm, bank, broker-dealer, or other similar organization to request information about householding.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to use the Internet to view the Company’s proxy materials for the Annual Meeting and instruct the Company to send future proxy materials to you by e-mail. If you choose to receive future proxy materials by e-mail, you will receive an e-mail message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Who may vote at the Annual Meeting?

Each share of the Company’s common stock has one vote on each item of business at the Annual Meeting (including one vote for each nominee up for election at the Annual Meeting with respect to Proposal One). Only stockholders of record as of the close of business on April 29, 2022 (the “Record Date”) are entitled to receive notice of, to attend, and to vote on the Annual Meeting. As of the Record Date, there were 115,536,855 shares of the Company’s

Allscripts Healthcare Solutions, Inc 2

2022 PROXY STATEMENT General Information

common stock issued and outstanding. In addition to stockholders of record of the Company’s common stock, beneficial owners of shares held in street name as of the Record Date can vote using the methods described below.

What is the difference between a stockholder of record and a beneficial owner of shares held in “street name”?

Stockholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Broadridge Investor Communication Solutions, Inc. (“Broadridge”), you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by the Company.

Beneficial Owner of Shares Held in “Street Name”. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the “beneficial owner” of shares held in “street name,” and a Notice was forwarded to you by that organization. As a beneficial owner, you have the right to instruct your broker, bank, trustee, or other nominee how to vote your shares.

If I am a stockholder of record of the Company’s shares, how do I vote?

If you are a stockholder of record, there are four ways to vote:

•	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice.
•	By Telephone. If you request printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by calling the toll-free number found on the proxy card.
•	By Mail. If you request printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by filling out the proxy card and returning it in the envelope provided.
•

Virtually at the Annual Meeting. If you have properly registered and been verified using the procedures described below, you will be able to vote your shares electronically during the Annual Meeting while the polls are open.

If I am a beneficial owner of the Company’s shares held in “street name”, how do I vote?

If you are a beneficial owner of shares held in “street name”, there are four ways to vote:

•

Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found in your Notice. The availability of Internet voting may depend on the voting process of the organization that holds your shares.

•

By Telephone. If you request printed copies of the proxy materials by mail, you will receive a voting instruction form and you may vote by proxy by calling the toll-free number found on the voting instruction form. The availability of telephone voting may depend on the voting process of the organization that holds your shares.

•

By Mail. If you request printed copies of the proxy materials by mail, you will receive a voting instruction form and you may vote by proxy by filling out the form and returning it in the envelope provided.

•

Virtually at the Annual Meeting. If you have properly registered and been verified using the procedures described below, you will be able to vote your shares electronically during the Annual Meeting while the polls are open.

What is the quorum required for the Annual Meeting?

The presence, in person, by remote communication or by proxy, of the holders of not less than one-third of the total number of shares of the Company’s common stock issued and outstanding as of the Record Date and entitled to vote at the Annual Meeting will constitute a quorum. You will be considered part of the quorum if you return a signed and dated proxy card, if you vote over the Internet or by telephone, or if you virtually attend and vote at the Annual Meeting. If a quorum is not present, the Company may propose to adjourn the Annual Meeting to solicit additional proxies.

How are proxies voted?

All shares represented by valid proxies received prior to the taking of the vote at the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.

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2022 PROXY STATEMENT General Information

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you (i) indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board; or (ii) sign and return a proxy card or vote by Internet or telephone without giving specific voting instructions, then the persons named as proxy holders, Richard J. Poulton and Leah S. Jones, will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, then, under applicable rules, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Which proposals are considered “routine” or “non-routine”?

The ratification of the appointment of Grant Thornton as the Company’s independent registered public accounting firm for the year ending December 31, 2022 (Proposal Two) is considered a routine matter under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected in connection with Proposal Two.

Each of the other proposals, the election of directors (Proposal One) and the advisory resolution to approve the Company’s named executive officer compensation (Proposal Three) are considered non-routine matters under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore broker non-votes may exist in connection with each of Proposals One and Three.

What is the voting requirement to approve each of the proposals?

With respect to the election of directors (Proposal One), in accordance with the policy of majority voting in uncontested director elections set forth in the Company’s by-laws, if the number of shares voted “FOR” any nominee exceeds the number of shares voted “AGAINST” such nominee, he or she will be elected as a director to serve until the Company’s 2023 Annual Meeting of Stockholders and until his or her successor has been duly elected, or until his or her earlier resignation or removal. If any nominee is an incumbent director and fails to receive a majority of the votes cast with respect to his or her nomination, he or she must tender a resignation as director, and such resignation will be considered by the Nominating and Governance Committee of the Board (the “Nominating Committee”) in accordance with the requirements of the Company’s Corporate Governance Guidelines.

Approval of each of Proposals Two and Three requires the affirmative vote of the holders of a majority of the shares present in person, by remote communication or represented by proxy and entitled to vote on such matter.

How are broker non-votes and abstentions treated?

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. With respect to the election of directors (Proposal One), a stockholder abstention or broker non-vote with respect to any nominee will have no effect on that nominee’s election. With respect to Proposals Two and Three, a stockholder abstention will have the effect of a vote “AGAINST” the approval of each proposal, but a broker non-vote will have no effect on the approval of the proposal. As noted above, no broker non-votes are expected in connection with Proposal Two.

In order to minimize the number of broker non-votes, the Company encourages you to vote or to provide voting instructions with respect to each proposal to the organization that holds your shares by carefully following the instructions provided in the Notice or voting instruction form.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the vote is taken at the Annual Meeting. Prior to the applicable cutoff time, you may change your vote using the Internet or telephone methods described above, in which case only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted. You may also revoke your proxy and change your vote by signing and returning a new proxy card or voting instruction

Allscripts Healthcare Solutions, Inc 4

2022 PROXY STATEMENT General Information

form dated as of a later date, or by attending the Annual Meeting and voting through the virtual meeting website. However, your virtual attendance at the Annual Meeting will not automatically revoke your proxy unless you properly vote at the Annual Meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation to the Company’s Corporate Secretary at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654 received prior to the Annual Meeting.

Who will serve as the inspector of election?

A representative of Broadridge will serve as the inspector of election.

Where can I find the voting results of the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be tallied by the inspector of election after the taking of the vote at the Annual Meeting. The Company will publish the final voting results in a Current Report on Form 8-K, which the Company is required to file with the SEC within four business days following the Annual Meeting.

Where are the Company’s principal executive offices located, and what is the Company’s main telephone number?

The Company’s principal executive offices are located at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654. The Company’s main telephone number is (800) 334-8534.

Who is paying the costs of the proxy solicitation?

The Company is providing these proxy materials in connection with the solicitation by the Company’s Board of Directors of proxies to be voted at the Annual Meeting. The Company is paying the costs of the solicitation of proxies. The Company must pay brokerage firms, banks, broker-dealers, or other similar organizations representing beneficial owners of shares held in street name certain fees associated with (i) forwarding the Notice to beneficial owners; (ii) forwarding printed proxy materials by mail to beneficial owners who specifically request them; and (iii) obtaining beneficial owners’ voting instructions. The Company has not, but may in the future decide to, retain a proxy solicitor to assist in the solicitation of proxies. Generally, the fee for such services is approximately $15,000 plus expenses. If the Company does elect to retain a proxy solicitor, the Company will pay the proxy solicitor reasonable and customary fees. In addition to solicitations by mail, the proxy solicitor, if any, and certain of the Company’s directors, officers, and employees, without additional compensation, may solicit proxies on the Company’s behalf in person, by telephone, or by electronic communication.

How can I attend and participate in the Annual Meeting?

Only stockholders of record as of the Record Date or their proxies are entitled to attend the Annual Meeting. Due to the public health impact of the novel coronavirus (COVID-19) pandemic, the Company will be holding the Annual Meeting solely by means of remote communication (i.e., a virtual-only meeting). Stockholders will not be able to attend in person. Stockholders will need to register for the Annual Meeting by 10:59 p.m. Central time (11:59 p.m. Eastern time) on Monday, June 20, 2022 at www.virtualshareholdermeeting.com/MDRX2022. If you have properly registered and been verified you will receive a meeting invitation by e-mail with your unique join link along with a password prior to the meeting date. You will be able to listen, vote and submit questions during the virtual meeting.

If you are a registered or beneficial holder, during the registration process, if you indicated that you will be voting at the meeting, once your registration is approved, an e-mail will be sent to you that will contain your Virtual Control Number.  You will not need the Virtual Control Number to join the meeting, you will need it if you choose to vote during the meeting.

If you hold your shares beneficially through a bank or broker, you must provide a legal proxy from your bank or broker during registration and you will be assigned a virtual control number in order to vote your shares during the annual meeting. If you are unable to obtain a legal proxy to vote your shares, you will still be able to attend the 2022 annual meeting (but will not be able to vote your shares) so long as you demonstrate proof of stock ownership. Instructions on how to connect and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/MDRX2022. On the day of the annual meeting, you may only vote during the meeting by e-mailing a copy of your legal proxy to virtualmeeting@viewproxy.com in advance of the meeting.

Allscripts Healthcare Solutions, Inc 5

2022 PROXY STATEMENT General Information

We have created and implemented the virtual format in order to facilitate stockholder attendance and participation by enabling stockholders to participate fully, and equally, from any location around the world, at no cost. However, you will bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies. A virtual Annual Meeting makes it possible for more stockholders (regardless of size, resources or physical location) to have direct access to information more quickly, while saving the company and our stockholders time and money, especially as physical attendance at meetings has dwindled. We also believe that the online tools we have selected will increase stockholder communication. For example, the virtual format allows stockholders to communicate with us in advance of, and during, the Annual Meeting so they can ask questions of our board of directors or management. During the live Q&A session of the Annual Meeting, we may answer questions as they come in and address those asked in advance, to the extent relevant to the business of the Annual Meeting, as time permits.

Both stockholders of record and street name stockholders will be able to attend the Annual Meeting via live audio webcast, submit their questions during the meeting and vote their shares electronically at the Annual Meeting.

The Annual Meeting will begin promptly at 9:00 a.m. Central time. Online access will open thirty minutes prior to the start of the Annual Meeting, and you should allow ample time to log in to the virtual meeting website and test your computer audio system.

Technicians will be available to assist you with any technical difficulties you may have accessing the Annual Meeting live audio webcast. If you encounter any difficulties accessing the webcast during the check-in or meeting time, please email VirtualMeeting@viewproxy.com or call 866-612-8937.

What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2023 Annual Meeting of Stockholders?

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. Proposals that a stockholder intends to present at the Company’s 2023 Annual Meeting of Stockholders and wishes to be considered for inclusion in the Company’s proxy statement and form of proxy related to the Company’s 2023 Annual Meeting of Stockholders must be received by no later than January 6, 2023. All proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals must be delivered to the Company’s Corporate Secretary by mail at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654.

Requirements for Other Stockholder Proposals to be Brought Before the 2023 Annual Meeting of Stockholders and Director Nominations. Notice of any proposal that a stockholder intends to present at the Company’s 2023 Annual Meeting of Stockholders, but does not intend to have included in the Company’s proxy statement related to the Company’s 2023 Annual Meeting of Stockholders, as well as any director nominations, must be delivered to the Company’s Corporate Secretary by mail at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654, not earlier than January 22, 2023, and not later than February 21, 2023. The notice must be submitted by a stockholder of record and must set forth the information required by the Company’s by-laws with respect to each director nomination or other proposal that the stockholder intends to present at the Company’s 2023 Annual Meeting of Stockholders. If you are a beneficial owner of shares held in street name, you can contact the organization that holds your shares for information about how to register your shares directly in your name as a stockholder of record. In addition to satisfying the foregoing requirements under the Company’s by-laws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 22, 2023.

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2022 PROXY STATEMENT

Directors

Listed below are the six nominees for election as a director. Each nominee, with the exception of Richard J. Poulton, currently serves on the Board.  The Board is currently comprised of nine members and will reduce in size to six members effective as of the Annual Meeting.  The following current Board members are not standing for re-election at the Annual Meeting: Mara G. Aspinall, Paul M. Black, Michael A. Klayko and David D. Stevens.

At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the six nominees named in this Proxy Statement. Each of the nominees listed below has consented to serving as a nominee, being named in this Proxy Statement and serving on the Board if elected. Each director elected at the Annual Meeting will serve a one-year term.

The Board comprises a diverse group of leaders in their respective fields. Many of the Company’s directors have senior leadership experience at major domestic and multinational companies. In these positions, they have also gained significant and diverse management experience, including strategic and financial planning, public company reporting, compliance, risk management (including with respect to cybersecurity risk) and leadership development. Many directors also have experience serving as executive officers of, or on boards of directors and board committees of, other public companies, and have an understanding of corporate governance practices and trends. The Board believes that the collective experiences, viewpoints and perspectives of the Company’s nominees for directors result in a Board with the commitment and energy to advance the interests of the Company’s stockholders.

Name	Position with the Company	Age as of the Annual Meeting	Director Since
Elizabeth A. Altman	Director	51	2020
P. Gregory Garrison	Director	68	2015
Jonathan J. Judge	Director	68	2016
Richard J. Poulton	CEO	57	Nominee
Dave B. Stevens	Director	60	2016
Carol J. Zierhoffer	Director	61	2020

Board Diversity Matrix (As of April 14, 2022)
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	6	-	-
Part II: Demographic Background
African American or Black	-	-	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	-	-	-
Hispanic or Latinx	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	3	6	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	-
Did Not Disclose Demographic Background	-

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2022 PROXY STATEMENT Directors

Pursuant to the Company’s Corporate Governance Guidelines, for each open Board seat, any initial list from which new director nominees are to be chosen shall include, but not be limited to, qualified women and persons of color.  The Board from time to time will consider the effectiveness of this selection policy in identifying qualified individuals with diversity of viewpoint as potential Board nominees and currently believes it to be effective.

Board Skills and Qualifications

The Board and the Nominating Committee believe the skills, qualities, attributes, and experience of the nominees provide the Company with business acumen and a diverse range of perspectives to engage each other and the Company’s management to address effectively the Company’s evolving needs and represent the best interests of the Company’s stockholders. The biographies below describe the skills, qualities, attributes, and experience of the nominees that led the Board and the Nominating Committee to determine that it is appropriate to nominate these directors.

Gender	Tenure

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2022 PROXY STATEMENT Directors

Board Skills and Attributes of Director Nominees

Skill / Attribute	Total of 6
Accounting & Finance	4
Business Development & Strategic Planning	6
Compliance	4
Cybersecurity	2
Executive Leadership	6
Governance & Nominating / ESG	5
Healthcare / Healthcare Technology Industry Experience	3
Human Resources / Compensation Committee / HCM	4
International Experience	6
Philanthropy	5
Risk Management	6
Sales & Marketing	5
Technology Expertise	4

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2022 PROXY STATEMENT Directors

Director Biographies

Elizabeth A. Altman

Age 51 Director Since 2020

Elizabeth A. Altman worked at accounting firm KPMG, LLP from 1993 to 2019, serving as Managing Partner of its San Diego office from 2014 to 2019, where she led a team of over 260 professionals and 23 partners providing an array of assurance, tax and advisory services to public and private companies across all industry sectors, including work with numerous early-stage, middle market and large global clients in the private and public markets predominately in the life sciences, consumer and technology business sectors. Since October 2019, Ms. Altman has served on the board of directors of CV Sciences, Inc. (CVSI) and is chair of its audit committee and a member of the compensation committee. Additionally, since August 2021, Ms. Altman has served on the board of directors of Alphatec Holdings, Inc. and Chair of its audit committee. Since January 2022, Ms. Altman has served on the board of directors of Papyrus Therapeutics, Inc. and chair of its audit committee. Ms. Altman also served as a board member of the Corporate Directors Forum, a 501(c)(6) nonprofit organization focused on helping directors, and those who support them, build more effective boards through continuous learning and peer networking, and held a leadership position in the Women Corporate Directors, San Diego Chapter, the world's largest membership organization and community of today's preeminent women leaders in business.

Among other qualifications, Ms. Altman brings more than 27 years of achievements in accounting, finance, management, business development, strategic planning and corporate governance.

P. Gregory Garrison

Age 68 Director Since 2015

P. Gregory Garrison was a senior leader of accounting firm PricewaterhouseCoopers (“PwC”) for over twenty years, most recently serving as its Vice Chairman and Chief Operating Officer from 2006 until 2014. Earlier in his career, Mr. Garrison also led PwC’s U.S. Assurance & Audit Services practice, the Global Risk Management Solutions practice, and served as the Managing Partner of PwC’s Los Angeles and St. Louis practices. Mr. Garrison has experience in strategic planning, operations, finance, information technology, mergers and acquisitions, human capital and sales and marketing. Over the course of his career, Mr. Garrison has also spent considerable time meeting and working with various regulators, as well as advising numerous boards and audit committees.

Among other qualifications, Mr. Garrison brings experience as a successful business and operations leader, professional advisor and recognized financial expert.

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2022 PROXY STATEMENT Directors

Jonathan J. Judge

Age 68 Director Since 2016

Jonathan J. Judge currently serves as a director of FEXCO Holdings Ltd., a global provider of finance and business solutions that is headquartered in Ireland. Mr. Judge also served as a director of D&H Corporation, a Toronto-based financial technology company, until its sale in June 2017. From April 2004 to January 2016, Mr. Judge served as a director of PMC-Sierra, Inc., where he was the chairman of the board of directors from August 2011 to January 2016 and was chairman of the compensation committee. From August 2010 until his retirement in January 2013, Mr. Judge served as the Chief Executive Officer of First Data Corporation, a global leader in electronic commerce and payment processing. From October 2004 until August 2010, Mr. Judge served as the President and Chief Executive Officer of Paychex Inc. (PAYX), a provider of payroll and human services. Mr. Judge also served as President and Chief Executive Officer of Crystal Decisions, Inc. from October 2002 until the merger of Crystal Decisions with Business Objects S.A. in December 2003. From 1976 until October 2002, Mr. Judge held senior management positions at International Business Machines Corporation (IBM), departing as General Manager of its personal computing division.

Among other qualifications, Mr. Judge brings more than 45 years of experience in the technology industry and extensive management, leadership and global operations expertise.

Richard J. Poulton

Age 57 CEO Director Nominee

Richard Poulton was appointed Chief Executive Officer effective as of May 6, 2022.  Prior to that, Mr. Poulton served concurrently as both our President and Chief Financial Officer since March 2020.  Mr. Poulton served as our President since October 2015.  Furthermore, Mr. Poulton served as our Chief Financial Officer from October 2012 to March 2016 and as an Executive Vice President from October 2012 to September 2015.  From 2006 to 2012, Mr. Poulton served in various positions at AAR Corp. (AIR), a provider of products and services to commercial aviation and the government and defense industries. His most recent role at AAR Corp. was Chief Financial Officer and Treasurer.  Mr. Poulton also spent more than ten years at UAL Corporation in a variety of financial and business development roles, including Senior Vice President of Business Development as well as President and Chief Financial Officer of its client-focused Loyalty Services subsidiary.

Among other qualifications, Mr. Poulton brings extensive financial and business development experience.

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2022 PROXY STATEMENT Directors

Dave B. Stevens

Age 60 Director Since 2016

Dave B. Stevens is the founder and managing director of private equity firm Keelan Capital LLC and currently serves as an advisor to a variety of venture capital and private equity firms and private enterprises in the technology industry. From April 2012 to May 2015, Mr. Stevens served as a director of Imation Corp., a provider of global scalable storage and data security solutions. From September 2008 to June 2013, Mr. Stevens was the Chief Technology Officer of Brocade Communications Systems, Inc., a provider of networking solutions for data centers, enterprises and service providers, having re-joined the company through its acquisition of Rhapsody Networks, where Mr. Stevens was the founding Chief Executive Officer and Vice President of Business Development. Mr. Stevens is co-founder of Palo Alto Networks, Inc. (PANW), a leader in the development of cyber security and next-generation firewall products, and served as its Chief Executive Officer from October 2005 to June 2008. From January 2003 to June 2004, Mr. Stevens was the Chief Technology Officer of Transport systems for Brocade Communications Systems, Inc. Mr. Stevens previously served in senior management positions at Atmosphere Networks, American Nortel Communications, Inc. (ARTM), Bay Networks and SynOptics Communications.

Among other qualifications, Mr. Stevens brings extensive technology experience in the security, computer, and data storage industries.

Carol J. Zierhoffer

Age 61 Director Since 2020

Carol J. Zierhoffer was Senior Vice President and Global Chief Information Officer for Bechtel Corporation (“Bechtel”) until her retirement in 2019, leading the vision, strategy and planning for Bechtel's information systems and technology on a global basis. Her responsibilities at Bechtel included managing its business and technology solutions, cybersecurity, infrastructure and operations, innovation, emerging technology, big data and analysis and knowledge management for the company's business lines and projects. Prior to joining Bechtel, Ms. Zierhoffer held a variety of leadership positions in information technology, including as Vice President and Global Chief Information Officer for Xerox Corporation (XRX), where she managed all aspects of its information technology operations, as Vice President and Global Chief Information Officer for ITT Corporation (ITT), where she oversaw its transformation initiative to implement SAP worldwide, and as Vice President and Chief Information Officer for three different sectors of Northrup Grumman Corporation (NOC). From April 2013 to January 2016, Ms. Zierhoffer was a member of the board of directors, as well as being the chair of the information technology committee and on the audit committee, of MedAssets, Inc. which was acquired by Vizient Inc. Ms. Zierhoffer continued on the board at Vizient Inc. until December 2021. Currently, Ms. Zierhoffer serves on the board of directors and is a member of the audit and finance committee of Atlas Air Worldwide Holdings, Inc. (AAWW), is on the executive advisory boards of Alium, Inc. and OpsCruise, Inc, and is a founding board member of A Little Compassion (“ALC”), a non-profit company focused on creating opportunities for young adults with disabilities to build a bridge to adulthood. At ALC, she chairs both the finance and governance committees.

Among other qualifications, Ms. Zierhoffer brings more than 30 years of leadership experience in cyber security and global information technology operations.

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2022 PROXY STATEMENT

Corporate Social Responsibility

Allscripts is a Place Where Technology Meets Humanity.

To fulfill our mission to create healthier lives by generating and providing insights that change the delivery of care, we offer solutions that enable doctors, nurses and caregivers to provide the best possible care for healthier patients, populations and communities. As a socially responsible company, that commitment and obligation extend into the communities where we live and work. At Allscripts, we come together to give back and help make the world healthier. We work passionately to change lives for the better. Our global workforce is united and driven by a set of core values. We are solution seekers, community builders and life changers.

Together, we’re building a better world. Together, we’re making it All Possible.

SUPPORTING OUR COMMUNITIES

The Allscripts Giveback program is often referred to as the soul of our company and is central to our 2021 pledge to “win in our communities”. Allscripts encourages all associates, no matter where they are in the world, to dedicate one day every year to volunteer with an organization of their choice by providing a paid GiveBack volunteer day. As we adapted to our constantly changing “new normal”, the Allscripts associates never let go of their compassion to help others. In 2021, we were proud to be an ambassador sponsor of Nurse Heroes, an organization that provides support, recognition, and scholarships to nurses around the globe. We were also a top sponsor of JDRF and American Heart Association of the Triangle’s Go Red for Women program, as well as their STEM Goes Red and Healthy Communities initiatives. We celebrated our ACE 2021 event by donating the event registration directly to an early literacy program called Reach Out and Read, raising over $30,000 on behalf of our clients. Finally, we adopted a new software partner called Benevity, which now allows our associates to easily donate, fundraise and volunteer for their favorite local charities. Using this program, we launched several large matching gift campaigns and began incentivizing associates to log volunteer hours. While all of this happened, our associates were busy in their communities volunteering in Habitat for Humanity builds, food banks, animal shelters, community gardens, meal packaging services and more.

When we worked collectively, our impact was felt worldwide. Communities supporting and caring for each other – the essence of connecting.

2021 GIVEBACK PROGRAM SUMMARY:

>1,300	Associates used their GiveBack day to support their community	>$500K	Allscripts donated over half a million dollars to non-profits in 2021.

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2022 PROXY STATEMENT Corporate Social Responsibility

HOW WE SPENT OUR GIVING:

TYPES OF CHARITIES SUPPORTED BY THIS FUNDING:

SUPPORTING OUR ASSOCIATES

Our employees are our lifeblood and we recognize that attracting, retaining and developing talent at all levels is vital to continuing our success and sustainability. We aim to create an inclusive, respectful and open work environment and culture comprising talented employees of diverse backgrounds, in which our employees can grow and advance their careers, with the overall goal of developing, expanding and retaining our workforce to support our business. We strive to sustain a work environment in which each employee’s perspective, background, skills and abilities are valued in support of our mission.  We invest in our employees through high-quality benefits and various health and wellness initiatives and offer competitive compensation packages.

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2022 PROXY STATEMENT Corporate Social Responsibility

We actively seek opportunities for regular engagement, communication and transparency by our senior executive leaders with our broader associate workforce. Our CEO reviews overall Company results with employees and leaders at all levels and engages in actions that are aimed at removing barriers to engagement. We regularly solicit feedback through surveys and other mechanisms to gain insights into workplace engagement, what motivates employees to do their best work and overall employee satisfaction. With belief in our associates’ skills and a continuous focus on their development, we were able to promote over 900 associates internally during 2021.

Advancing Diversity, Equity and Inclusion

Allscripts launched a champions network of cross-functional associates from diverse backgrounds and locations to help support the company’s Diversity, Equity and Inclusion (DE&I) program.  The network includes passionate advocates for positive change—visible point people who promote, facilitate and connect colleagues to support important DE&I initiatives.

Allscripts commitment to diversity of background, experiences and thought has been longstanding. ‘Together, we impact people’s lives’ is the foundation our Diversity, Equity and Inclusion (DE&I) program was built upon. Our Champions Network, a diverse network of global associates who are passionate advocates for positive change, is leading the effort in helping us curate and drive learning opportunities as well as community involvement.

Our associates’ diverse personalities, backgrounds and experiences help shape our spirit and culture. We celebrate what makes our associates unique by supporting Enrichment Groups, which are open to all associates, help build a sense of community and foster an environment in which every voice is heard and valued.  Allscripts currently has six Enrichment Groups.

WE DEFINE DIVERSITY, EQUITY AND INCLUSION AS FOLLOWS:

Diversity

Diversity is defined broadly and refers to the range of similarities and differences each individual brings to the workplace. These include but are not limited to characteristics such as national origin, language, race, color, disability, ethnicity, gender, age and generation, religion, sexual orientation, gender identity and expression, socioeconomic status, veteran status, neurodiversity and family structure. The concept also encompasses other differences among people, including geographic differences and, importantly, diversity of thought and life experiences.

Equity

Equity is creating a work environment in which all associates are treated fairly and respectfully, have equal access to opportunities and resources and can contribute fully to the organization's success.

Inclusion

Inclusion is recognizing, valuing and fully leveraging different perspectives and backgrounds, so everybody feels a sense of belonging for who they are.

Diversity describes who we are, and Inclusion describes how we work together.

Since 2013 the Allscripts Women’s Engagement (AWE) enrichment group empowers our female associates to take control of their careers and professional development through sponsored opportunities, such as career development seminars, networking events and mentorship. Allscripts invests in this program for the betterment of any associate who wants to get involved, and to improve the company’s ability to attract, retain and advance women in healthcare IT.

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2022 PROXY STATEMENT Corporate Social Responsibility

Since 2017, Allscripts GenNext program has been helping young professionals at Allscripts develop socially, professionally and civically.  It has helped to educate employees and broaden their perspective on potential career paths and business unit’s objectives and provide networking, exposure and leadership opportunities that otherwise may not be easily available.

In 2021, Allscripts introduced four new Enrichment Groups.  The Allscripts Military Veterans and Supporters (AMVS) supports active and retired military personnel and promotes a culture within Allscripts that recognized and serves the ongoing needs of the veteran community.  The Allscripts Black Alliance (ABA) serves as a platform for African American colleagues and allies to support and encourage one another from a place of commonality and shared experience.  The Allscripts Pride Alliance (APA) helps promote an inclusive, safe and open work environment that empowers LGBTQ+ employees and allies, as well as informs and educates Allscripts through networking and outreach initiatives. The mission of Allscripts Hispanic Outreach for Latinos at Allscripts (HOLA) is to assist Hispanics in managing their careers and professional development, while developing Allscripts as a workplace of choice and an opportunity to excel.

Safety and Health Policy

At Allscripts, we believe the foundation of our success lies with safeguarding our associates, communities and clients, along with the environments in which they work.  This is an integral part of our corporate belief system, and why we actively promote environmental health and safety excellence throughout our organization.  Allscripts pledges to maintain a safe and healthy workplace for all associates by conducting business and regular assessments that are consistent with our corporate standards and applicable safety and health regulations. To further enhance the health and safety of associates, Allscripts also offers comprehensive resources and training, including specialty programs like active shooter training, blood pressure monitors and an active lifestyle incentive program.

As the COVID-19 pandemic continued through 2021, Allscripts leadership has supported a remote working environment for all operations.  Allscripts’ cross-functional emergency response team—consisting of representatives from various functions including business units, safety, security, medical, facilities, HR, IT legal and communications—meets regularly to evaluate the continued impact of the pandemic and its effects on Allscripts associates.  Wellness programs continued to encourage associates to stay active and connected. The Allscripts benefits team promoted COVID-19 response resources offered by our healthcare partner, which included mental health, work/life balance and telehealth services where available.

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2022 PROXY STATEMENT Corporate Social Responsibility

COMMITMENT TO ENVIRONMENTAL SUSTAINABILITY

As a strong supporter of sustainable business practices, Allscripts strives to improve existing and introduce new green sustainability efforts in its daily business operations. Allscripts policies are subject to regular review and amendment when new innovative ways to support a sustainable workplace are established, assuring a continued commitment to the environment.  Allscripts is committed to generating less waste and reducing greenhouse gas emissions when conducting business. Besides our headquarters being located in the award-winning LEED-certified offices at the Merchandise Mart in Chicago, here are just a few of the initiatives we’ve launched:

•	Adopting a managed print standard, resulting in reduced consumption of paper and toner by more than 1,900 reams of paper—approximately 114 trees—annually
•	Making traditional print materials digital
•	Recycling 100% of shredded materials
•	Creating recycle programs across all Allscripts offices
•	Purchasing workstation furniture made of recycled materials
•	Consolidating all corporate data centers to purpose-build energy efficient locations that include elements like zero water consumption cooling and power design efficiency
•	Allscripts provides employees the option of retaining their outdated laptops once they have been cleaned. This is one way we support the reuse of old equipment
•	Allscripts gives back to the community by donating old laptop monitors, keyboards, mice, and printers to nonprofit organizations that assist low-income people in need

Our commitment to sustainability is for the long-term. Based on the Sustainability Accounting Standard Board (SASB.org) recommendations for Software & IT Services in the Technology and Communications Sector, we are evaluating the environmental footprint of our hardware.  As a first step, we have consolidated all of our corporate data centers into purpose-build energy efficient locations that include elements like zero water consumption cooling and power design efficiency.

Allscripts Corporate Social Responsibility Report details our progress across our global operations and can be viewed in its entirety in the “Governance” section at www.investor.allscripts.com.  The information on our website, including but not limited to the contents of our Corporate Social Responsibility Report, is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated herein or into any of our other filings with the SEC.

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2022 PROXY STATEMENT

Corporate Governance

Role of the Board

The Board oversees the Company’s Chief Executive Officer and other senior management in the competent and ethical operation of the Company in support of the long-term interests of the Company’s stockholders. The Company’s Corporate Governance Guidelines are available at the “Governance” section at investor.allscripts.com.

Board Leadership Structure

The Board believes that its current leadership structure best serves the objectives of the Board’s oversight of management, the Board’s ability to carry out its roles and responsibilities on behalf of the Company’s stockholders, and the Company’s overall corporate governance. The Board currently believes that the separation of the Chairman and the Chief Executive Officer roles allows the Company’s Chief Executive Officer to focus his time and energy on operating and managing the Company. The Board periodically reviews this leadership structure to determine whether it continues to best serve the Company and its stockholders.

Mr. Klayko, Chairman of the Board, is not standing for re-election at the Annual Meeting. If Mr. Garrison is elected to the Board by the stockholders at the Annual Meeting, the Board intends to appoint Mr. Garrison as the new independent Chairman of the Board.

Board Meetings

The Board met a total of ten times during 2021. The Board has determined that the following incumbent directors who are standing for election at the Annual Meeting are independent under applicable rules of the Nasdaq Stock Market LLC (“Nasdaq”) and the SEC: Mmes. Altman and Zierhoffer and Messrs. Garrison, Judge, and Dave B. Stevens. The Board also determined that the following current directors who are not standing for re-election at the Annual Meeting are independent under such rules: Ms. Aspinall and Messrs. Klayko and David D. Stevens.  The Board also determined that Mr. Black, who currently serves on the Board and is not standing for re-election at the Annual Meeting was not independent under such rules. Mr. Poulton, who currently serves as the Company’s Chief Executive Officer, is also not independent under such rules.

Executive Sessions of Independent Directors

The independent directors of the Company meet regularly in executive session, i.e., with no management directors or management present. These executive sessions may include such topics as the independent directors determine. During these executive sessions, the independent directors have access to members of management and other guests as the independent directors determine.

Annual Board and Committee Evaluations

In accordance with the Company’s Corporate Governance Guidelines, the Nominating Committee is responsible for facilitating an annual evaluation of the Board. The Nominating Committee also oversees the annual performance evaluation of the committees of the Board.  The Nominating Committee also oversees the annual performance evaluation of each director.

Succession Planning

As part of the annual officer evaluation process, the Nominating Committee works with the CEO to facilitate the Board’s planning for CEO succession (and for other members of senior management), as well as to develop plans for interim succession for the CEO (and for other members of senior management) in the event of an unexpected occurrence. Succession planning may also be reviewed more frequently by the full Board as it deems warranted.

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2022 PROXY STATEMENT Corporate Governance

Committees of the Board

The Board has a standing Audit Committee (the “Audit Committee”) and Compensation Committee (the “Compensation Committee”), in addition to the Nominating Committee. The Board has determined that each of the committee members is independent under applicable Nasdaq and SEC rules for committee memberships. The members of the committees are shown in the tables below.

Name	Audit Committee	Compensation Committee	Nominating and Governance Committee
Elizabeth A. Altman	Member	-	-
Mara G. Aspinall	Member	-	-
Paul M. Black	-	-	-
P. Gregory Garrison	Chairman	-	-
Jonathan J. Judge	-	Chairman	Member
Michael A. Klayko	-	Member	Member
Dave B. Stevens	Member	Member	-
David D. Stevens	Member	-	Chairman
Carol J. Zierhoffer	Member	-	-

The Audit Committee is primarily responsible for assisting the Board in fulfilling its oversight and monitoring responsibility of reviewing the financial information that will be provided to the Company’s stockholders and others; appointing and overseeing the services performed by the Company’s independent registered public accounting firm, as well as pre-approving all services and fees related thereto; overseeing and periodically evaluating the performance and responsibilities of the Company’s internal audit department, including approving the Company’s annual internal audit plan and reviewing the results of internal audits, including management’s responses thereto; reviewing with the Company’s management, internal audit department, and independent registered public accounting firm the Company’s critical accounting policies and its system of internal controls over financial reporting; and overseeing the risk assessments related to the Company conducted by the Company’s management (including internal and third party assessments relating to cybersecurity risk). The Audit Committee is also responsible for reviewing all related party transactions and has the authority to approve all such transactions. The Audit Committee met a total of ten times during 2021.

The Compensation Committee is primarily responsible for reviewing the compensation arrangements for the Company’s executive officers, administering the Company’s equity compensation plans, and reviewing the Board’s compensation. For a further description of the Compensation Committee’s processes and procedures, including the roles of the Company’s management and independent compensation consultants in the Compensation Committee’s decision-making process, see the “Compensation Discussion and Analysis” section below. The Compensation Committee met a total of two times during 2021.

The Nominating Committee assists the Board in identifying and evaluating qualified individuals to become directors, makes recommendations to the Board concerning the size, structure, and composition of the Board and its committees, monitors the process to assess the Board’s effectiveness, and is primarily responsible for the oversight of corporate governance at the Company, including implementation of the Company’s Corporate Governance Guidelines. In April 2022, the Nominating Committee recommended to the full Board each of the nominees named in this Proxy Statement for election to the Board. The Nominating Committee met a total of two times during 2021.

Each of the Audit Committee, the Compensation Committee, and the Nominating Committee operates under written charters adopted by the Board. These charters are available at the “Governance” section at investor.allscripts.com.

During 2021, each member of the Board attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board (held during the period for which such person has been a director) and (ii) the total number of meetings held by each committee of the Board on which such person served (during the period that such person served).

There are no family relationships among the Company’s executive officers and directors.

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2022 PROXY STATEMENT Corporate Governance

Consideration of Director Nominees

Stockholder Nominees

The Nominating Committee considers properly submitted stockholder nominations for candidates for membership on the Board in accordance with the Company’s by-laws. Stockholders who wish to nominate directors should follow the instructions under “Requirements for Other Stockholder Proposals to be Brought Before the 2023 Annual Meeting of Stockholders and Director Nominations” in this Proxy Statement.

Director Qualifications

The Nominating Committee and the Board consider on an annual basis the appropriate characteristics, skills and experiences for the Board as a whole and its individual members. In evaluating the suitability of individual Board members, the Board takes into account many factors, including their business and professional accomplishments, integrity, demonstrated ability to make independent analytical inquiries, ability to understand the Company’s business and willingness to devote the necessary time to Board duties. In addition, the Nominating Committee endeavors to identify and evaluate candidates based on their specific healthcare and related industry experience and any other areas that may be expected to contribute to an effective Board. With respect to diversity, the Nominating Committee may consider such factors as differences in viewpoint, professional experience, education, skills, and other individual qualifications that contribute to Board heterogeneity, including characteristics such as gender, race, and national origin.  Pursuant to the Company’s Corporate Governance Guidelines, for each open Board seat, any initial list from which new director nominees are to be chosen shall include, but not be limited to, qualified women and persons of color.  The Board from time to time will consider the effectiveness of this selection policy in identifying qualified individuals with diversity of viewpoint as potential Board nominees and currently believes it to be effective.

Identifying and Evaluating Nominees for Directors

The Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for directors. Candidates may come to the attention of the Nominating Committee through management, current Company directors, Company stockholders, or other persons. These candidates are evaluated and discussed by members of the Nominating Committee from time to time. Candidates may be considered at any point during the year.

The Nominating Committee considers stockholder recommendations for candidates to the Board in the same manner as candidates identified by the Nominating Committee. Any such recommendation should be delivered to the Company’s Corporate Secretary by mail at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654. Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by the Nominating Committee. If any materials are provided by a Company stockholder in connection with the recommendation of a director candidate, such materials are forwarded to the Nominating Committee. The Nominating Committee also may review materials provided by professional search firms or other parties in connection with a nominee.

Mandatory Retirement Age

The Board has implemented a policy providing that no director who has reached the age of 72 should stand for re-election to the Board, unless the Nominating Committee and the Board, in their discretion, believe an extension would best serve the interests of the Company.

Board Oversight of Risk Management

The Board believes that evaluating how the Company’s senior management team manages the various risks confronting the Company is one of its most important areas of oversight. In carrying out this critical responsibility, the Board has designated the Audit Committee with primary responsibility for overseeing enterprise risk management.

In accordance with this responsibility, the Audit Committee monitors the Company’s major financial, operational, privacy, security (including cybersecurity), business continuity, legal and regulatory, and reputational exposures, and reviews the steps management has taken to monitor and control these exposures. The Audit Committee’s oversight includes, among other things, the review of regular reports from the Company’s Senior Vice President, Chief

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2022 PROXY STATEMENT Corporate Governance

Compliance Counsel; the Company’s Vice President, Corporate Audit; the Company’s Vice President, Chief Security Officer; and other members of the Company’s management as to the identification and status of risks to the Company, including financial risks and litigation claims and risks. As with other matters, the Audit Committee regularly discusses these topics with the Board.

Most recently, the Audit Committee has been focused on, among other things, cybersecurity risk and the policies and procedures developed by the Company to mitigate such risks. Allscripts takes privacy and security seriously and has implemented a security framework, based on ISO 27001, that takes into account physical, administrative, and technical safeguards for patient data and confidential data.  These safeguards cover, among other areas, identity and access management, incident response and monitoring, disaster recovery, data protection, secure development lifecycle, and supply chain security.  Security awareness training is regularly provided to staff that is designed to ensure they stay up to date with the changing cyber risk landscape.  Identified cyber risks and mitigation strategies are reviewed with management and the Board on a quarterly basis.

Additionally, when determined by the Board or by the Company’s management to be advisable, the Board or selected committees of the Board may undertake a formal enterprise risk assessment, at which risks facing the Company and associated responses are evaluated in detail. The Board also receives regular financial and business updates from the Company’s senior management, which updates involve detailed reports on financial and business risks facing the Company when applicable.

While the Audit Committee has primary responsibility for overseeing enterprise risk management, each of the other Board committees also considers risk within its area of responsibility. For example, the Nominating Committee reviews legal and regulatory compliance risks as they relate to corporate governance structure and processes, and the Compensation Committee reviews risks related to compensation matters. The Chairman of each of these committees periodically apprises the Board of significant risks and the Company’s management’s response to these risks, as appropriate.

In establishing and reviewing the Company’s executive compensation program, the Compensation Committee considers whether the program encourages unnecessary or excessive risk-taking and has concluded that it does not. The Company’s executive officers’ base salaries are fixed in amount and thus do not encourage risk-taking, and the majority of compensation provided to the Company’s executive officers is in the form of long-term equity awards that help align executive pay with the long-term interests of the Company’s stockholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking because the ultimate value of the awards is tied to the Company’s financial or stock price performance, and because awards are subject to regular vesting schedules to help ensure that a significant component of executive compensation is tied to long-term stockholder value creation.

The Compensation Committee has also reviewed the Company’s compensation programs for employees generally, and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that the Company’s annual cash and long-term equity awards provide an effective and appropriate mix of incentives to help ensure the Company’s performance is focused on long-term stockholder value creation and do not encourage short-term risk-taking at the expense of long-term results.

While the Board and its committees oversee risk management strategy, the Company’s management is responsible for implementing and supervising day-to-day risk management processes and reporting to the Board and its committees on such matters.

Audit Committee Financial Experts

The Board has determined that each of Ms. Altman, Ms. Aspinall, Mr. Garrison, Mr. David D. Stevens and Ms. Zierhoffer qualifies as an “audit committee financial expert” as defined under applicable SEC rules. The Board has also determined that each member of the Audit Committee meets the additional criteria for independence of audit committee members set forth in Rule 10A-3(b)(1) under the Exchange Act.

Code of Conduct

The Company has adopted a Code of Conduct that applies to all of its employees, including the Company’s principal executive officer, principal financial officer, and senior accounting officers, as well as to the Board. The Code of

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Conduct is available at the “Governance” section at investor.allscripts.com. The Company intends to comply with any disclosure obligation regarding any changes in, or waivers from, the Code of Conduct by posting such information on the same website or by filing a Form 8-K with the SEC.

Certain Relationships and Related Transactions

The Company, or one or more of its subsidiaries, may occasionally enter into transactions with certain “related persons.” Related persons include the Company’s executive officers, directors, beneficial owners of more than 5% of the Company’s common stock, immediate family members of any of these persons, and entities in which one or more of these persons has a direct or indirect material interest. The Company refers to transactions with these related persons as “related party transactions.”

In accordance with the Company’s written policy, the Audit Committee (or, in certain circumstances, disinterested members of the Board) is responsible for the review and approval of each related party transaction exceeding $120,000 in which a related person has a direct or indirect material interest. The Audit Committee considers all relevant factors when determining whether to approve a related party transaction, including, without limitation:

•	The size of the transaction and the amount of consideration payable to a related person;
•	The nature of the interest of the applicable related person;
•	Whether the transaction may involve a conflict of interest;
•	Whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties; and
•

Whether the proposed transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

Since January 1, 2021, neither the Board nor the Audit Committee has been made aware of or asked to review and approve any “related party transactions.”  The Company is not aware of any transactions in the last fiscal year where the above policies were not followed.

Anti-Hedging Policy

Under our anti-hedging policy, all Allscripts directors, officers, employees and consultants, as well as their household members and any of their family members whose transactions in the Company’s securities are directed by them or are subject to their influence or control, are prohibited from entering into hedging or monetized transactions or similar arrangements with respect to the Company’s stock, including the purchase or sale of puts or calls or the use of any other derivative instruments.

Attendance of Directors at Annual Meeting of Stockholders

The Company expects all of its directors and director nominees to attend its annual meetings of stockholders, barring emergencies or unusual circumstances.  Where a director is unable to attend an annual meeting in person but is able to do so by electronic conferencing, the Company will arrange for the director’s participation by means where the director can hear and be heard by those present at the meeting. All of the Company’s then-current directors attended the Company’s 2021 Annual Meeting of Stockholders, which was held in a virtual-only format.

Communications with the Board

Any correspondence intended for the Board, or for any individual member or members of the Board, should be directed to the Company’s Corporate Secretary at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654, with a request to forward the communication to the intended recipient(s). In general, any stockholder communication delivered to the Corporate Secretary for forwarding to the Board or specified Board member(s) will be forwarded in accordance with the stockholder’s instructions. However, the Company reserves the right not to forward to Board members any abusive, threatening, or otherwise inappropriate materials, including unsolicited commercial advertisements.

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Information regarding the submission of comments or complaints relating to the Company’s accounting, internal accounting controls, or auditing matters can be found in the Company’s Code of Conduct, which is available at the “Governance” section at investor.allscripts.com.

Compensation of Directors

The Compensation Committee is responsible for reviewing and approving the compensation program for the Company’s non-employee directors. The Compensation Committee utilizes a combination of cash and equity as a way to attract and retain qualified directors. The 2021 non-employee director compensation program did not change as compared to the 2020 non-employee director compensation program.

Cash Compensation

For 2021, the annual retainer paid to the Company’s non-employee directors was $60,000, payable in equal quarterly installments. Non-employee directors also received a retainer of $2,000 for attendance at Board meetings in excess of ten per year, and $1,500 for attendance at each committee meeting. The Chairman of the Board may waive the additional $2,000 fee for the entire Board, and may waive the $1,500 fee for any applicable committee meeting for the attendees thereof. The Chairman of each committee may also waive the $1,500 fee for any committee meeting he chairs. Each non-employee director of the Company is also reimbursed for expenses incurred when attending Board and committee meetings and other Board-related activities.

The Chairman of the Board receives an additional annual retainer in the amount of $100,000, payable in equal quarterly installments. Each Chairman of the Audit Committee, Compensation Committee, and Nominating Committee receives an additional annual retainer of $25,000, $25,000, and $15,000, respectively, for his service as Chairman of the respective committees, payable in equal quarterly installments. Each member of the Audit Committee, Compensation Committee, and Nominating Committee also receives an additional annual retainer of $2,500 per committee served. All of the foregoing payments are pro-rated for the dates of applicable service.

Prior to the beginning of each calendar year, non-employee directors may elect to receive all or a portion of their quarterly cash retainer payment in the form of deferred stock units (“DSUs”). DSUs represent the right to receive shares of the Company’s common stock at the time the director’s Board service ends. The number of DSUs granted is determined by dividing the portion of the cash compensation with respect to which the election is made by the closing price of the Company’s common stock on the date the cash compensation is due to be paid. DSUs issued in lieu of cash compensation are fully-vested.

Equity Compensation

Under the Company’s 2019 Stock Incentive Plan, the Company’s non-employee directors are eligible to receive equity awards in the form of stock options, restricted stock, or restricted stock units (“RSUs”) at the discretion of the Board or the Compensation Committee. For 2021, the value of each annual equity award was $200,000, delivered in the form of RSUs, which fully vest on the first anniversary of the grant date or, if earlier, upon a change of control of the Company. If a non-employee director retires from the Board prior to the first anniversary of the grant date, a pro-rata portion of the RSUs will vest based on the time elapsed from the grant date to the date of retirement. Annual director equity awards are granted after the Company’s annual meeting of stockholders to coincide with the commencement of director terms.

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Director Compensation – 2021

The following table shows information regarding the compensation earned during 2021 by the Company’s non-employee directors who served on the Board during the year. The compensation paid to Mr. Black is shown in the table entitled “Summary Compensation Table – 2021, 2020 and 2019” and the related explanatory tables in the “Executive Compensation” section below. Mr. Black does not receive any additional compensation for his service as a member of the Board.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Total ($)
Elizabeth A. Altman	77,500	200,000	277,500
Mara G. Aspinall	77,500	200,000	277,500
P. Gregory Garrison	103,000	200,000	303,000
Jonathan J. Judge	101,000	200,000	301,000
Michael A. Klayko	176,000	200,000	376,000
Dave B. Stevens	81,500	200,000	281,500
David D. Stevens	101,500	200,000	301,500
Carol J. Zierhoffer	77,500	200,000	277,500

(1)

This column reports the amount of cash compensation earned by each director during 2021 for his or her Board and committee service. As described above, non-employee directors may elect to convert all or a portion of their cash compensation into fully-vested DSUs. None of the non-employee directors elected to do so in 2021.

(2)

In accordance with SEC rules, the amounts shown reflect the aggregate grant date fair value of RSU awards granted to non-employee directors during 2021, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“FASB ASC Topic 718”). The grant date fair value of RSUs is measured based on the closing fair market value of the Company’s common stock on the date of grant. The aggregate number of equity awards outstanding, including DSUs issued in lieu of cash compensation, as of December 31, 2021 for each of the Company’s non-employee directors are as follows:

Name	Number of Shares Subject to Outstanding RSUs/DSUs as of 12/31/2021
Elizabeth A. Altman	12,056
Mara G. Aspinall	12,056
P. Gregory Garrison	12,056
Jonathan J. Judge	12,056
Michael A. Klayko	12,056
Dave B. Stevens	12,056
David D. Stevens	12,056
Carol J. Zierhoffer	12,056

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Security Ownership of Certain Beneficial Owners and Managements

The following tables show certain information as of April 29, 2022 (the “Table Date”), unless otherwise indicated, with respect to the beneficial ownership of the Company’s common stock by: (i) each person the Company believes beneficially holds more than 5% of the outstanding shares of the Company’s common stock based solely on the Company’s review of SEC filings; (ii) each director and nominee; (iii) each named executive officer listed in the table entitled “Summary Compensation Table – 2021, 2020 and 2019” under the section entitled “Compensation Discussion and Analysis” below; and (iv) all directors and executive officers as of the Table Date as a group.

Unless otherwise indicated, all persons named as beneficial owners of the Company’s common stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned.

>5% Stockholders	Shares of Common Stock Beneficially Owned	Percent of Common Stock Outstanding
Blackrock, Inc. (1)	23,846,502	20.6%
The Vanguard Group (2)	13,268,135	11.5%
Dimensional Fund Advisors LP (3)	10,090,569	8.7%

Named Executive Officers, Directors and Director Nominees	Shares of Common Stock Beneficially Owned	Options, Exercisable, Stock Awards Vesting, and DSUs Convertible Within 60 Days (4)	Total	Percent of Common Stock Outstanding
Paul M. Black (5)	1,363,615	-	1,363,615	*
Richard J. Poulton	485,827	-	485,827	*
Lisa Khorey (6)	96,181	247,698	343,879	*
Tejal Vakharia	136,627	14,680	151,307	*
Elizabeth A. Altman	16,768	12,056	28,824	*
Mara G. Aspinall	83,887	12,056	95,943	*
P. Gregory Garrison	35,757	12,056	47,813	*
Jonathan J. Judge	107,675	12,056	119,731	*
Michael A. Klayko (7)	26,525	12,056	38,581	*
Dave B. Stevens	98,053	12,056	110,109	*
David D. Stevens	158,324	12,056	170,380	*
Carol J. Zierhoffer	17,462	12,056	29,518	*
All directors, director nominees and executive officers as a group (12 persons)	2,530,990	116,403	2,647,393	2.29%

*	Represents less than 1% of the issued and outstanding shares of the Company’s common stock as of the Table Date.

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2022 PROXY STATEMENT Security Ownership of Certain Beneficial Owners and Managements

(1)

This information is derived from a Schedule 13G/A filed by BlackRock, Inc. on January 28, 2022, providing information with respect to its beneficial ownership of shares of the Company’s common stock as of December 31, 2021. According to the Schedule 13G/A, BlackRock, Inc. had sole power to vote or direct the vote of 23,031,138 shares, sole power to dispose of or direct the disposition of 23,846,502 shares, shared power to vote or direct the vote of zero shares, and shared power to dispose of or direct the disposition of zero shares. According to the Schedule 13G/A, BlackRock, Inc. lists its address as 55 East 52nd Street, New York, NY 10055.

(2)

This information is derived from a Schedule 13G/A filed by The Vanguard Group (“Vanguard Group”) on February 9, 2022, providing information with respect to its beneficial ownership of shares of the Company’s common stock as of December 31, 2021. According to the Schedule 13G/A, Vanguard Group had sole power to vote or direct the vote of zero shares, sole power to dispose of or direct the disposition of 13,050,368 shares, shared power to vote or direct the vote of 105,226 shares, and shared power to dispose of or direct the disposition of 217,767 shares. According to the Schedule 13G/A, Vanguard Group lists its address as 100 Vanguard Blvd., Malvern, PA 19355.

(3)

This information is derived from a Schedule 13G/A filed by Dimensional Fund Advisors LP (“DFA”) on February 8, 2022, providing information with respect to its beneficial ownership of shares of the Company’s common stock as of December 31, 2021. According to the Schedule 13G/A, DFA had sole power to vote or direct the vote of 9,888,249 shares, sole power to dispose of or direct the disposition of 10,090,569 shares, shared power to vote or direct the vote of zero shares, and shared power to dispose of or direct the disposition of zero shares. According to the Schedule 13G/A, DFA lists its address as Building One, 6300 Bee Cave Road, Austin, TX 78746.

(4)

Represents shares of the Company’s common stock underlying stock awards held that were vesting, options held that were exercisable and DSUs held that were convertible at the Table Date or within 60 days thereafter. Does not include RSUs that vest more than 60 days after the Table Date. RSUs are awards granted by the Company and payable, subject to vesting requirements, in shares of the Company’s common stock.

(5)	Voting and dispositive power over 77,073 shares of common stock presented for Mr. Black are shared with Mr. Black’s wife.
(6)	Ms. Khorey was an executive officer until August 6, 2021.
(7)	The shares of common stock presented for Mr. Klayko are held in a family trust in which he shares voting and dispositive power.

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Equity Compensation Plan Information

The following table shows information, as of December 31, 2021, concerning shares of the Company’s common stock authorized for issuance under the Company’s equity compensation plans.

Name	Number of Securities to be issued upon Exercise of Outstanding Options, Warrants and Rights (#)(a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($)(b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (#)(c)
Equity compensation plans approved by stockholders	8,219,585	-	(1)	11,577,363	(2)
Equity compensation plans not approved by stockholders	-	-		-
Total	8,219,585	-		11,577,363

(1)

The weighted-average exercise price excludes a total of 8,219,585 RSUs and awards granted under equity compensation plans approved by stockholders with no exercise price but with a weighted-average grant date fair market value of approximately $10.68 as of December 31, 2021.

(2)

Includes 5,052,906 shares available for issuance under the Amended and Restated Allscripts Healthcare Solutions, Inc. Employee Stock Purchase Plan. Also, includes 1,105,220 and 5,419,237 shares available for issuance pursuant to the 2011 and 2019 Stock Incentive Plans, respectively.

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Executive Officers

Name	Age	Position
Richard Poulton	57	Chief Executive Officer
Thomas Langan	56	President
Lisa Hammond	50	Senior Vice President & Chief Human Resources Officer
Leah Jones	50	Chief Financial Officer
Tejal Vakharia	49	Senior Vice President and General Counsel, Marketing and Government Affairs

Richard Poulton
Chief Executive Officer

Age 57

Richard Poulton was appointed Chief Executive Officer as of May 6, 2022.  Prior to that, Mr. Poulton served concurrently as both our President and Chief Financial Officer since March 2020.  Mr. Poulton served as our President since October 2015.  Furthermore, Mr. Poulton served as our Chief Financial Officer from October 2012 to March 2016 and as an Executive Vice President from October 2012 to September 2015.  From 2006 to 2012, Mr. Poulton served in various positions at AAR Corp. (AIR), a provider of products and services to commercial aviation and the government and defense industries. His most recent role at AAR Corp. was Chief Financial Officer and Treasurer.

Mr. Poulton also spent more than ten years at UAL Corporation in a variety of financial and business development roles, including Senior Vice President of Business Development as well as President and Chief Financial Officer of its client-focused Loyalty Services subsidiary.

Thomas Langan
President

Age 56

Thomas Langan was appointed as our President as of  May 6, 2022 and was formerly Senior Vice President and General Manager of the Veradigm business unit within Allscripts since 2018.  Prior to that, Mr. Langan was the CEO of Practice Fusion, a cloud-based EHR provider acquired by the Company in 2018, since 2015. Previously, Mr. Langan held executive positions at Symphony Health Solutions and MediMedia where he managed their life sciences data, analytics and consulting business, market access and multi-channel marketing solutions. During his career, Mr. Langan has served as Chief Executive Officer, President, Chief Commercial Officer, SVP of Sales and various business development roles working with payers, life sciences organizations, employers and provider organizations.

Mr. Langan has more than 25 years of broad-based functional experience in sales, marketing, strategy and P&L management.

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Lisa Hammond
Senior Vice President & Chief Human Resources Officer

Age 50

Lisa Hammond was appointed as our Senior Vice President & Chief Human Resources Officer in April 2022 and previously served as our Senior Vice President, Global Human Resources since May 2021.  Prior to that, Ms. Hammond was Allscripts Director, Global Talent Acquisition, Development and HR Optimization since March 2020. Ms. Hammond has extensive multi-disciplinary experience in a variety of environments, including leading people functions as Vice President of HR/Training, Sales and Marketing at restaurant group LM Restaurants from 2015 to 2020. Prior to that, Ms. Hammond served as leadership of HR/Training/Risk Management at ACG Texas. Her experience in growing and emerging brands has afforded her the opportunity to lead functions outside of HR, including operations, sales and marketing. Ms. Hammond is a Certified Executive Coach, a Six Sigma Black belt, and is certified in a variety of developmental assessments.

Ms. Hammond brings more than 25 years’ experience as an HR leader, coach and partner to operations.

Leah Jones
Chief Financial Officer

Age 50

Leah Jones was appointed as our Chief Financial Officer as of May 6, 2022 and was formerly Senior Vice President and General Manager of Allscripts’ Ambulatory business unit since January, 2020.  Prior to that, Ms. Jones led Allscripts Sales Operations as Senior Vice President from March 2016 to December 2019, a role in which she collaborated with clients, partners and internal teams to achieve successful relationships and respective performance goals. Ms. Jones has also served as Allscripts Vice President Finance and Sales Support from January 2011 to March 2016.  Previously, Ms. Jones held various leadership roles at Infor Global Solutions, Georgia-Pacific, MedQuist and Radiant Systems.

Ms. Jones is a licensed CPA in the state of Georgia.

Ms. Jones has worked in the technology industry for more than 20 years, gaining experience in complex and creative negotiations, sales support systems and workflows, technical accounting and team leadership.

Tejal Vakharia
Senior Vice President and General Counsel, Marketing and Government Affairs

Age 49

Tejal Vakharia has served as our Senior Vice President and General Counsel, Marketing and Government Affairs since June 2020 and continues to serve as our Senior Vice President and Chief Compliance Counsel since November 2011. Prior to joining Allscripts, Ms. Vakharia was Chief Compliance Counsel at GE Healthcare IT & Performance Solutions and, over a period of more than ten years, held various positions at Abbott Laboratories (including AbbVie and Hospira) (ABT).

Previously, Ms. Vakharia was an attorney at the multinational law firms of Foley & Lardner and Dentons.

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Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains the Company’s executive compensation philosophy and program, the decisions the Compensation Committee made with respect to the Company’s executive compensation program for 2021, and the factors that the Compensation Committee considered in making those decisions. The Compensation Committee has the principal responsibility for establishing, implementing and monitoring the Company’s executive compensation program in accordance with the Company’s executive compensation philosophy and what the Compensation Committee believes to be best practices with respect to executive compensation. This Compensation Discussion and Analysis focuses on the compensation of the Company’s named executive officers (our “NEOs”) for 2021, who were:

•	Paul Black, Chief Executive Officer (“CEO”);*
•	Richard Poulton, President & Chief Financial Officer;*
•	Tejal Vakharia, Senior Vice President & General Counsel, Marketing & Government Affairs; and
•	Lisa Khorey, the Company’s former Senior Vice President, Chief Client Delivery Officer.

*On May 6, 2022, Mr. Black ceased serving as our Chief Executive Officer and Mr. Poulton was appointed Chief Executive Officer and ceased serving as President and Chief Financial Officer.  Also, effective May 6, 2022, Thomas Langan was appointed President and Leah Jones was appointed as our Chief Financial Officer.   Please see the “Management Transition” section for a summary of the compensation decisions made with respect to Mr. Black and Mr. Poulton in connection with their transitions.

Executive Summary

In 2021 the Company continued to make progress on its key strategic and operational imperatives which are intended to deliver sustained improvements in the Company’s products and financials, and in turn to position the Company for sustainable long-term growth both domestically and globally. The Company also continued to execute on the plan began in 2020 to reset and effectively manage the Company’s cost base, portfolio, balance sheet and capital structure. We believe that these efforts built on the positive momentum developed during 2020 to further improve the Company’s stock price and market capitalization during 2021. The Company’s closing stock price per share on December 31, 2020 was $14.44, and the Company’s closing stock price per share on December 31, 2021 was $18.45, a 27.77% increase over that period.

Operationally, in 2021 the Company continued to leverage our longstanding strategic partnership with Microsoft to enable the development and delivery of cloud-based health information technology solutions. This partnership allows the Company to enhance our client’s high availability, cybersecurity, disaster recovery and business continuity capabilities, each of which have become more important during 2021. In addition, Mercy Iowa City selected the Allscripts Sunrise Platform of Health as the core EHR for its community hospital. Mercy Iowa City is an acute care hospital and regional referral center that draws patients from throughout Eastern Iowa. The Company also substantially expanded our partnership with another client, Blessing Health System, to three facilities—Blessing Health Keokuk, Hannibal Clinic, and partner provider Scotland County Hospital. Blessing Health System has also implemented Allscripts® Managed Services and has extended its agreement through 2028. Further, long-term client BronxCare Health System signed an extension with Allscripts into 2031.

Throughout the COVID-19 pandemic, the Company’s Veradigm business unit has assisted our clients by providing them with the value needed to manage all aspects of the pandemic. One example of that value is the Veradigm StudySource platform which modernizes clinical research and extends the Company’s EHR systems to include research workflows. During 2021 Veradigm signed a partnership agreement with PRA Health Sciences, Inc. (which has since been acquired by ICON) to create an industry leading EHR-based clinical research network, reaching more than 25,000 physicians and 40 million patients across the United States.  Veradigm also signed a teaming agreement to provide the U.S. Centers for Disease Control and Prevention access to the Company’s Health Insights’ EHR data set to advance and assist COVID-19 research, including analyzing and developing insights related to variants, vaccinations, long-term effects and other COVID-19 related questions. In addition, Veradigm signed an agreement

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2022 PROXY STATEMENT Compensation Discussion and Analysis

with Moderna during 2021 to provide research consulting and data analytics services for eight real-world database studies focused on gaining a better understanding of Moderna’s COVID-19 vaccine in the U.S. population.

Finally, during 2021 we further enhanced the Company’s commitment to diversity, equity and inclusion (“DE&I”), through the launch of four additional employee enrichment groups for associates of diverse backgrounds and locations to help support the Company’s DE&I efforts. We also launched ADP Empower, an initiative through the Allscripts Developer Program that is intended to promote diverse voices in the healthcare technology industry by offering resources and support to underrepresented entrepreneurs.

The chart below compares the average for the three previous years of the target total compensation opportunity provided to Mr. Black, including base salary, annual bonus and equity awards, to the value for each element of compensation that was realized or realizable by Mr. Black as of the end of 2021. For the three-year period from 2019 to 2021, roughly 194% of Mr. Black’s target compensation has either been realized or is realizable. For the chart below, Mr. Black’s annual bonus amount in the column on the right reflects the average of the actual annual bonuses that he earned during the three-year period, as disclosed in the Summary Compensation Table – 2021, 2020 and 2019. Mr. Black’s 2019, 2020 and 2021 realized or realizable equity includes PSUs and restricted stock units (“RSUs”) either earned and vested or eligible to vest in the future under awards granted in 2019, 2020 and 2021.  All equity awards are valued using $18.45 per share, the closing price of the Company’s common stock on December 31, 2021, and, in the case of PSUs subject to on-going performance periods, estimated performance as of December 31, 2021.

CEO Three-Year Average Target Versus Realized or Realizable Compensation

We believe the realized or realizable compensation and their relationship to target compensation over the three-year cumulative period is reflective of the Compensation Committee’s emphasis on “pay-for performance” in that differences between realized and realizable pay and target compensation, as well as fluctuations compared to prior periods, are primarily the result of our stock performance and our varying levels of achievement against pre-established performance goals under our annual incentive plan for senior executives and the PSUs. The very high percentage of Mr. Black’s total compensation that has been realized or is realizable is reflective of the Company’s positive financial performance over the last three years.

The Compensation Committee considered financial and operational results, as well as the Company’s stock price performance, when making compensation decisions for 2021. In designing and overseeing the various elements of the 2021 executive compensation program, the Compensation Committee focused on aligning executive compensation with financial metrics that the Compensation Committee believes are indicative of the Company’s ability to build and sustain growth and continued accountability for our long-term stock price performance with the use of rigorously-designed relative TSR PSUs.

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2022 PROXY STATEMENT Compensation Discussion and Analysis

The charts below illustrate the 2021 target total direct compensation opportunities (i.e., base salary and target short- and long-term incentive opportunities) for the CEO, as well as the average of such opportunities for the Company’s other NEOs. As shown below, 88% of the CEO’s 2021 target total direct compensation, and 86% of the average of the target total compensation for the other NEOs serving as of December 31, 2021 is at-risk compensation that is dependent on either the Company’s financial or stock price performance. Total direct compensation includes annual cash incentive bonus opportunities and PSUs, each of which are dependent on the Company’s financial or stock price performance, and service-based RSUs, the value of which is dependent on the Company’s stock price performance.

(1)	Values illustrated reflect the percentage of each compensation element at target.
(2)	“At-Risk Compensation” is compensation where the value is either based upon the Company’s financial performance or stock price.
(3)	“Performance-Based Compensation” is compensation that is dependent on achievement against pre-established quantitative performance goals.

The at-risk elements of the Company’s 2021 executive compensation program are annual incentive cash bonuses and long-term incentive equity awards. With respect to annual incentive cash bonuses, the Compensation Committee approved the Company’s annual incentive cash bonus plan (the “2021 Bonus Plan”) with potential payouts that are fully contingent on the Company’s non-GAAP EPS performance. A threshold level of non-GAAP EPS performance must be attained before payment of any bonuses under the 2021 Bonus Plan.

With respect to equity awards, in 2021 the Compensation Committee approved annual equity grants to the NEOs in the form of:

•

50% PSUs, 50% of which may be earned based on the Company’s TSR relative to a pre-established peer group, measured over a single three-year performance period; and 50% of which may be earned based on the Company’s generating free cash flow from continuing operations during 2021, and which cliff vest at the end of a three-year period, thereby maintaining accountability for long-term stock price performance; and

•	50% service-based RSUs, which vest, subject to continuous service, 1/3 per year over three years.

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2022 PROXY STATEMENT Compensation Discussion and Analysis

As in recent years, the Compensation Committee chose to structure a significant portion of each NEO’s compensation as at-risk compensation, with the compensation actually realized by each NEO significantly impacted by the financial and/or stock price performance of the Company.

Executive Compensation Philosophy

The Compensation Committee engages in an ongoing review of the Company’s executive compensation program to evaluate whether the program supports the Company’s compensation objectives and is aligned with the long-term interests of the Company’s stockholders, taking into account input from stockholders including the results of the annual say-on-pay vote. In connection with this ongoing review, the Compensation Committee has continued to monitor the Company’s executive compensation program to evaluate whether the Company maintains best practices with respect to executive compensation.

The Company’s primary objective for its executive compensation program is to attract, retain, and motivate outstanding leaders who will drive the Company’s long-term success. The Compensation Committee seeks to establish and implement a compensation program for the Company’s NEOs that emphasizes pay-for-performance, and is designed to meet the following objectives:

•	Reward outstanding performance for an individual’s performance against corporate goals;
•	Provide long-term incentive compensation through equity awards, a significant portion of which are performance-based;
•	Provide executive compensation levels and structures that are both competitive in the executive market and internally equitable; and
•	Align the Company’s executive compensation with the Company’s financial performance in order to incentivize the creation of sustainable value for the Company’s stockholders.

The Company maintains the following balance of compensation practices that it believes enhances its pay-for-performance philosophy and aligns the Company’s executives’ interests with the long-term interests of the Company’s stockholders:

The Company HAS This Practice

✓           Annual pay assessments conducted by an independent Compensation Committee with the assistance of an independent compensation advisor, with pay benchmarked against a set of comparable companies

✓           Pay aligned with the Company’s financial performance and stockholder returns

✓           Significant at-risk compensation for NEOs

✓           A significant portion of NEO annual equity awards are performance contingent and tied to rigorous, long-term relative stock price goals

✓           Double-trigger change of control severance benefits

✓           Stock ownership requirements for officers (CEO 6x base salary and other NEOs 2x base salary) and non-employee directors (5x cash retainer)

✓           Limited perquisites

✓           Anti-hedging and anti-pledging policies

✓           Clawback policy

The Company Does NOT Have This Practice

X           Repricing of options without stockholder approval

X           Tax gross-ups for NEOs

X           Excise tax gross-ups for change of control benefits

X           Single-trigger or otherwise excessive change of control severance benefits

X           Dividend payments on unearned equity awards

X           Excessive perquisites

X           Supplemental executive retirement benefits

X           Guaranteed annual bonuses or equity rights

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2022 PROXY STATEMENT Compensation Discussion and Analysis

Consideration of Stockholder Say-on-Pay Vote

The Compensation Committee considers the outcome of the Company’s annual say-on-pay vote when making decisions regarding the Company’s executive compensation program. The Company received approximately 97% support for its say-on-pay vote at the Company’s 2021 Annual Meeting of Stockholders. This 97% approval from stockholders at the Company’s 2021 Annual Meeting of Stockholders follows similar say-on-pay results from 2020 and 2019, which were 95% and 99%, respectively, for those years. The Compensation Committee viewed the outcome of the say-on-pay vote as indicative that an overwhelming majority of the Company’s stockholders view the Company’s approach to executive compensation favorably. Accordingly, the Compensation Committee did not make any changes to the Company’s executive compensation program in response to the 2021 say-on-pay vote. The Company’s management continues to engage in dialogue with many of the Company’s largest stockholders, and the Compensation Committee intends to continue to consider stockholder feedback and the results of the Company’s say-on-pay votes when making future executive compensation decisions.

Compensation Procedures

Compensation Committee

During 2021, Jonathan J. Judge (Chairman), Michael A. Klayko, and Dave B. Stevens served on the Compensation Committee. Mr. Judge joined in May 2016 and became Chairman in May 2018, Mr. Klayko joined in May 2013, and Mr. Stevens joined in May 2017. The Compensation Committee’s responsibilities with respect to executive compensation include:

•	Establishing the Company’s compensation philosophy;
•	Overseeing the development and implementation of the Company’s compensation policies;
•	Reviewing and approving corporate goals and objectives relevant to the compensation of the CEO and other executive officers; and
•	Approving the compensation levels of each of the executive officers.

Role of Management

The primary objective of the Company’s executive compensation program is to align the program with the Company’s financial performance and the long-term interests of the Company’s stockholders. The Compensation Committee believes that this alignment is best achieved through consultations with members of the Company’s senior management, because management is responsible for the Company’s day-to-day operations and for creating and executing the Company’s business plan. As such, the Company’s management provides the Compensation Committee with valuable insights into the Company’s day-to-day operations and future expectations, which the Company believes are supported by the rewards and incentives in the compensation program. In 2021, the Compensation Committee consulted with Mr. Black, Mr. Poulton and Ms. Vakharia in formulating compensation plans. Mr. Black, Mr. Poulton and Ms. Vakharia attended Compensation Committee meetings during which NEO and employee compensation decisions were made, but each was not present during the Compensation Committee’s discussions regarding his or her own compensation. The Compensation Committee also regularly meets in executive session without any members of management present.

Role of Compensation Consultant

The Compensation Committee retained Compensia to serve as its independent compensation consultant with respect to decisions regarding 2021 compensation. Compensia reported directly to the Compensation Committee and participated in Compensation Committee meetings. Compensia did not perform any other services for the Company in 2021. After considering Compensia’s relationship with the Company, the services provided by Compensia, and information provided to the Compensation Committee by Compensia, the Compensation Committee determined that Compensia met the independence requirements to serve as its independent compensation consultant and that Compensia’s work did not raise any conflict of interest.

Specifically, Compensia:

•	Advised on the design of the Company’s executive compensation program in order to assist the Compensation Committee in evaluating the linkage between pay and performance;

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2022 PROXY STATEMENT Compensation Discussion and Analysis

•	Provided and reviewed market compensation and performance data to assist the Compensation Committee in setting 2021 executive compensation relative to competitive market data;
•

Advised the Compensation Committee regarding the elements of the Company’s 2021 executive compensation program, equity grants, and equity compensation-related dilution levels relative to the Company’s peers; and

•

Advised the Compensation Committee regarding the Company’s compensation risk assessment, which assessment concluded that the compensation programs of the Company in 2021 did not create incentives that were reasonably likely to materially harm the Company.

Market Analysis

The Compensation Committee considers relevant market pay practices and relative performance when setting executive compensation and incentive goals. Market practices, or benchmarks, are based on peer group disclosure. When making compensation decisions, the Compensation Committee considers the market data in conjunction with other factors, such as an officer’s individual tenure and performance, unique qualifications, and role and impact within the Company. Working with Compensia, the Compensation Committee established an updated peer group to be used in designing the Company’s 2021 executive compensation program. The peer group used to evaluate the Company’s 2021 compensation decisions included companies with the following characteristics:

•	Software and business services companies generally in the technology and healthcare-related sectors, with a focus on direct healthcare technology competitors to the extent available;
•	Revenues ranging generally between 0.5x and 2.5x of the Company’s trailing four quarter revenues, with median revenues of approximately $1.3 billion; and
•

A market capitalization range generally between 0.25x and 4x of the Company’s market capitalization, with median market capitalization of $4.1 billion. Although Cerner Corporation and Veeva Systems have market capitalizations outside of this range, they were included because Cerner and Veeva Systems are viewed as key healthcare technology competitors that compete directly with the Company for customers and executive talent.

The peer group used to evaluate 2021 compensation decisions consisted of the 21 U.S.-based publicly traded healthcare technology companies and general software companies listed below (the “2021 peer group”). For 2021, the Compensation Committee chose to remove Medidata Solutions, Inc., LogMeIn, Inc., and Navigant Consulting, Inc., due to their acquisitions. To replace those companies, the Compensation Committee chose to add Change Healthcare and R1 RCM, Inc. The Compensation Committee considers each of those companies to be financially or operationally comparable to the Company.

Healthcare Technology Companies	Software Companies
AMN Healthcare Services, Inc.	CDK Global, Inc.
Cerner Corporation	Fair Isaac
Change Healthcare Inc.	Huron Consulting Group Inc.
Evolent Health, Inc.	MAXIMUS, Inc.
Haemonetics Corporation	Nuance Communications
Hill-Rom Holdings Inc.	Parametric Technology Corporation
HMS Holdings Corp.	Teradata
Inovalon Holdings, Inc.	Verint Systems
NextGen Healthcare, Inc.
OmniCell
Premier Inc.
R1 RCM Inc.
Veeva Systems, Inc.

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2022 PROXY STATEMENT Compensation Discussion and Analysis

Elements of Compensation

The Compensation Committee believes that the Company’s compensation programs for its NEOs are competitive and appropriately designed to attract and retain key employees, reward performance, and promote long-term stockholder value. This section describes the elements of the Company’s compensation program for NEOs, together with a discussion of various compensation decisions.

The principal components of the Company’s 2021 executive compensation program were base salary, annual incentive cash bonuses, and long-term incentive equity awards. The Company also provides a 401(k) retirement savings plan with certain matching contributions, group health and welfare plans, and group term life insurance. In addition, the Company provides the NEOs with severance benefits upon a termination of employment under certain circumstances, including following a change of control of the Company, as more fully described elsewhere in this Proxy Statement. The Company does not maintain defined benefit pension plans for its NEOs because the Compensation Committee believes that the existing compensation arrangements enable the Company’s NEOs to adequately plan for their retirement and that wealth creation should primarily be a function of performance for the Company’s stockholders.

Base Salary

Base salaries are paid to the NEOs to compensate them for the performance of their respective job duties and responsibilities. The Compensation Committee reviews base salaries of the NEOs on an annual basis. In setting annual base salaries, the Compensation Committee takes into consideration the Company’s overall financial and operating performance in the prior year, the Company-wide target for base salary increases for all employees, market and competitive salary information, changes in the scope of an NEO’s job responsibilities, and other relevant factors. When considering market and competitive salary information, the Compensation Committee has historically reviewed peer compensation data, although there is no target compensation level. The Compensation Committee also reviews each NEO’s scope of role and performance, as well as the performance of the business units and departments for which he or she is responsible, to the extent applicable. For Mr. Black, the Compensation Committee evaluates his performance and determines any salary adjustment. For each of the other NEOs, the Compensation Committee receives a performance evaluation from the CEO and a recommendation for any salary adjustment. For 2021, the Compensation Committee determined that Mr. Poulton should receive a base salary increase of eleven percent, which is larger than typical annual increases, based on his critical role at the Company encompassing both President and Chief Financial Officer duties and significant impact on the Company’s improved performance since 2020, as well as a review of competitive market data for his roles.

The following table sets forth the base salary rate in effect as of December 31, 2021 for each NEO:

Name	Salary Rate as of December 31, 2021 ($)(1)	% Increase From 2020 Base Salary
Paul Black	1,030,000	0%
Richard Poulton	700,000	11%
Lisa Khorey	517,000	3%
Tejal Vakharia	412,000	3%

(1)

Ms. Khorey ceased service as an executive officer of the Company on August 5, 2021. The amount reported in this column for such Ms. Khorey represents her base salary in effect as of immediately prior to her ceasing service as an executive officer of the Company.

Annual Incentive Cash Bonuses

Consistent with its approach since 2016, the Compensation Committee chose non-GAAP EPS as the financial performance measure for the 2021 Bonus Plan. The non-GAAP EPS targets established by the Committee tied the 2021 Bonus Plan to a rigorous goal based on a key measure stockholders consider when evaluating the performance of the Company. Non-GAAP EPS is defined as non-GAAP net income divided by weighted average fully diluted shares outstanding in the applicable period. Non-GAAP net income consists of GAAP net income/(loss) as reported, and adds back acquisition-related amortization, stock-based compensation expense, nonrecurring expenses and transaction-related costs, non-cash asset impairment charges, and equity in earnings of unconsolidated investments, in each case net of any related tax effects.

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2022 PROXY STATEMENT Compensation Discussion and Analysis

Mr. Black and Ms. Khorey’s bonus targets, as a percentage of base salary, did not change for 2021. Mr. Black’s target cash bonus was 150% of his base salary and Ms. Khorey’s target cash bonus was 75% of her base salary. For Mr. Poulton, the Committee chose to increase his bonus target to 125% of his base salary for 2021 based on his critical role at the Company and influence on the Company’s materially improved financial position. Ms. Vakharia’s bonus target for 2021 was increased to 75% of her base salary to align with standard practice for the Company’s NEOs.

The chart below shows the non-GAAP EPS performance range that the Compensation Committee approved for 2021:

	Non-GAAP Adjusted EPS($)(1)	% Payout
Maximum	0.77	200.00%
	0.76	188.90%
	0.75	177.80%
	0.74	166.70%
	0.73	155.60%
	0.72	144.40%
	0.71	133.30%
	0.70	122.20%
	0.69	111.10%
Target	0.68	100.00%
	0.67	93.80%
	0.66	87.50%
	0.65	81.30%
	0.64	75.00%
	0.63	68.80%
	0.62	62.50%
	0.61	56.30%
Threshold	0.60	50.00%

Bonus payments for the NEOs under the 2021 Bonus Plan were based on the Company’s non-GAAP EPS performance for the year. Pursuant to the approved non-GAAP EPS performance range, the Company’s reported fiscal 2021 non-GAAP EPS of $1.43, which would result in a bonus payment equal to 200% of target bonus for each NEO. Given the performance of each NEO and the achievement over the maximum of the EPS range, the Committee did not exercise its discretion to decrease the cash incentive bonus payout to any NEO. Accordingly, the Committee approved a bonus payout of 200% of target to each NEO under the 2021 Bonus Plan.

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2022 PROXY STATEMENT Compensation Discussion and Analysis

In July 2021 the Company implemented the Global All In to Win Bonus Plan, which paid each employee of the Company, including the NEOs, a bonus of $1 for each $1 million in revenue generated by the Company from July 1 to December 31, 2021. Pursuant to the Global All In to Win Bonus Plan, each NEO received an additional bonus payment of $788 for 2021.

Name	2021 Bonus Plan Target Amount ($)(1)	2021 Actual Incentive Bonus ($)	2021 Actual Individual Performance Bonus ($)
Paul Black	1,545,000	3,090,733	-
Richard Poulton	860,417	1,721,565	-
Lisa Khorey	261,826	476 (2)	-
Tejal Vakharia	307,501	615,733	-

(1)	The target amount reported for each NEO reflects the NEO’s actual earnings in 2021 rather than an annualized base salary level.
(2)	Ms. Khorey's Global All In to Win Bonus payment was prorated to reflect her move to part-time employment after August 5, 2021.

Equity Awards

Under the 2019 Stock Incentive Plan, the Compensation Committee may grant incentive and non-qualified stock options, PSUs, RSUs, and other forms of equity compensation. The Compensation Committee believes that the issuance of equity-based long-term incentive awards to the Company’s NEOs is consistent with its stated objective of establishing an executive compensation program that aligns executives’ interests with the long-term interests of the Company’s stockholders.

In considering annual equity awards, the Compensation Committee conducts an annual review of the Company’s overall equity program, including items such as the Company’s total projected equity budget for the year, the Company’s aggregate equity usage relative to peers, and the available share pool; and it factors that review into its annual award decisions. The Compensation Committee also considers market data for the Company’s peer group, individual factors such as the performance, responsibilities and qualifications of each NEO, each NEO’s past equity awards, and the unvested retention value attributable to past awards when considering the amount and structure of equity awarded to each NEO annually.

For 2021, each of the NEOs was provided 50% of his or her annual equity award in the form of PSUs, and 50% of his or her annual equity award in the form of RSUs. As compared to 2020, the Compensation Committee reduced the percentage of the annual equity awarded to each NEO granted in PSUs from 75% to 50%. The Compensation Committee elected to make this change to align to the Company’s standard executive equity award mix prior to 2020 following a review of the equity practices of the companies in the peer group. Based on this evaluation, the Compensation Committee determined that it was reasonable to return to a mix of 50% PSUs and 50% RSUs for 2021, with such mix previously supported by the Company's stockholders as evidenced by the Company's strong say-on-pay vote support in prior years.

The PSUs were split evenly between PSUs that may be earned based on the Company’s TSR relative to a peer group of broadly comparable companies in terms of industry and revenue range measured over a single three-year performance period; and PSUs that may be earned based on the Company generating free cash flow from continuing operations during 2021 (the “Free Cash Flow PSUs”). The Free Cash Flow PSUs may be earned based on 2021 performance, and then cliff vest at the end of a single three-year vesting period from the grant date to further align compensation outcomes with the long-term interests of the Company’s stockholders. The Compensation Committee chose the free cash flow metric for 2021 rather than the EBITDA margin metric used in 2020 to diversify performance focus in 2021 and because it believed improved cash flow performance would be critical to the Company’s short- and long-term success.

Using three-year relative TSR as the performance measure for 50% of the PSUs granted to each NEO is consistent with the annual approach taken for the Company’s NEOs since 2015. The Company’s relative TSR is determined by comparing the change in the Company’s stock price over the three-year performance period beginning on the grant

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2022 PROXY STATEMENT Compensation Discussion and Analysis

date, taking into account any dividends paid (which are assumed to be reinvested in the stock). The change in value over the performance period is then used to calculate a TSR gain/loss percentage for the performance period. That gain/loss percentage is then compared to the TSR gain/loss percentages of the peer group companies to calculate the Company’s relative TSR percentile. The Compensation Committee believes that using relative TSR as a performance measure provides an objective measure of the Company’s performance relative to other investment alternatives similar to the Company with respect to both industry and company size/value characteristics.

The 2021 TSR PSU awards require above-market performance, with the 60th percentile and 90th percentile (or greater) relative to the peer group required for target and maximum vesting, respectively. In addition, if the Company’s TSR is negative at the end of the three-year performance period, the 2021 TSR PSU awards will be capped at the target payout level even if the Company significantly outperforms the peer group.

The peer group for measuring relative TSR performance under the 2021 TSR PSU awards consists of the following companies:

ACI Worldwide	Fair Isaac	Nuance Communications
AMN Healthcare Services	Genpact	Omnicell
Cardtronics	Hill-Rom Holdings	PRA Health Sciences
CDK Global	HMS Holdings	Premier
Cerner	Huron Consulting Group	R1 RCM
CoreLogic	Inovalon Holdings	Teradata
Endurance International	j2 Global	TTEC Holdings
Euronet Worldwide	Mantech International	Verint Systems
Evolent Health	MAXIMUS	Virtusa
Exl Service Holdings	NextGen Healthcare

The Compensation Committee selected the 2021 relative TSR peer group based on its review of comparability to the Company on key selection criteria including industry, revenue, market capitalization and stage/time from initial public offering.  The Compensation Committee chose the group of companies listed above because the Compensation Committee determined that those companies are most aligned with the Company when considering the key selection criteria.

The Free Cash Flow PSUs represent the remaining 50% of the PSUs granted to each NEO for 2021.  Free cash flow from continuing operations during 2021 measures the cash that the Company had on hand at the end of 2021 after paying operating expenses and capital expenditures. The Company’s management believed that achievement of material free cash flow improvement was the most important metric to continue driving the improvement in the Company’s financial position and stock price during 2021. The Company’s free cash flow performance prior to 2021 was poor. In January 2021, the Company disclosed a goal of generating a range of $90-$100M in free cash flow from continuing operations during 2021. As the vesting target for the Free Cash Flow PSUs, the Compensation Committee chose the midpoint of that disclosed free cash flow generation range.  For the threshold and maximum vesting hurdles the Compensation Committee chose 90% and 115% of the free cash flow generation range, respectively to tie award payouts to a rigorous performance schedule reflecting strong year-over-year improvement. The attainment of the year-end 2021 free cash flow generation range was designed to be challenging but achievable with strong execution of the Company’s operating plan.

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2022 PROXY STATEMENT Compensation Discussion and Analysis

The chart below shows the 2021 cash flow generation range that the Compensation Committee approved for vesting of the Free Cash Flow PSUs:

	2021 Free Cash Flow From Continuing Operations (millions)	Eligible Vesting (% of Target)
Maximum	$115.0 or greater	200.00%
	$113.1	187.50%
	$111.2	175.00%
	$109.4	162.50%
	$107.5	150.00%
	$105.6	137.50%
	$103.7	125.00%
	$101.9	112.50%
Target	$95.0	100.00%
	$88.5	92.00%
	$87.0	83.00%
	$85.5	75.00%
	$84.0	67.00%
	$82.5	58.00%
Threshold	$81.0	50.00%
	Below $81.0	0.00%

During 2021 the Company generated more than $115M in free cash flow from continuing operations.  Based on the above range that the Compensation Committee approved, the Free Cash Flow PSUs were earned at 200% of target and will vest at the end of a single three-year vesting period on the third anniversary of the grant date.

The remaining 50% of the annual equity award made to each NEO for 2021 was in the form of service-based RSUs that vest 1/3 each year for three years.

When determining the amount of the annual equity award for Mr. Black and Mr. Poulton for 2021, the Compensation Committee chose to increase their awards from previous years based on their strong individual performance and the Company’s strong performance during 2020 along with a review of updated competitive market data from Compensia. Mr. Black’s award was increased by $1,250,000 and Mr. Poulton’s award was increased by $1,000,000. For Ms. Vakharia, her 2021 annual equity award was the first award that she received while serving as an executive officer and was determined based on a review of market data, the Company’s historical compensation practices and internal pay equity. The Compensation Committee chose to award Ms. Khorey equity in the same amount she received in 2020. The individual grant decisions reflect a review of quantitative market data and relevant qualitative factors including individual performance, time in role, scope and breadth of duties, and internal pay equity.

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2022 PROXY STATEMENT Compensation Discussion and Analysis

The following table illustrates the annual equity awards made to the NEOs serving as of December 31, 2021 for 2021:

Name	Service- Based RSUs (1) ($)	Relative TSR PSUs (1) ($)	Free Cash Flow From Continuing Operations ($)	Total 2021 Grant Value (1) ($)
Paul Black	3,125,000	1,562,500	1,562,500	6,250,000
Richard Poulton	2,500,000	1,250,000	1,250,000	5,000,000
Lisa Khorey	1,000,000	500,000	500,000	2,000,000
Tejal Vakharia	500,000	250,000	250,000	1,000,000

(1)

Represents the target equity award opportunity approved by the Compensation Committee as the annual equity award for each NEO included in the table. The target award values are not the same as the grant date fair values computed for financial reporting purposes and reported in the “2021 Grants of Plan-Based Awards” table included in the section entitled “Executive Compensation” below because the target value of the TSR-related PSUs reported for financial reporting purposes is determined based on the application of a Monte Carlo simulation method, while the amounts reported above represented the target compensation opportunity approved by the Compensation Committee.

Pre-2021 Equity Award Vesting Results

The Company granted certain performance-based equity awards prior to 2021 that vest, based in part, on the Company’s 2021 performance. In 2018, the Company granted PSUs to the then-serving NEOs that vest based on the Company’s relative TSR over a single three-year performance period. The awards required the Company’s TSR relative to the peer group to be at the 31st percentile for any vesting to occur, and TSR relative to the peer group to be at the 60th percentile for target vesting. The Company’s TSR for the three-year performance period ended February 27, 2021 was -18.18%, which placed the Company at the 18th percentile relative to the peer group, which was below the threshold required for any vesting to occur and therefore no portion of the awards vested at the end of the performance period.

Consulting Agreement with Ms. Khorey

Effective August 5, 2021, the Company and Ms. Khorey entered into an amendment (the “Amendment”) to her employment agreement. Pursuant to the Amendment, during a transition period from August 5, 2021 through March 4, 2022, Ms. Khorey would cease to serve as an executive officer, and instead assume the role of Executive Consultant to the Company on a part-time basis. If the Company did not elect to renew her employment upon the expiration of the transition period, such nonrenewal would constitute a termination of employment by the Company without Cause (as defined in Ms. Khorey’s employment agreement), and Ms. Khorey would be eligible for severance benefits in accordance with the terms of the employment agreement. During the transition period, Ms. Khorey was not eligible for a performance bonus for calendar year 2021 and her base salary was reduced to $103,400 per annum, except that her base salary in effect prior to the Amendment would apply for purposes of determining any severance benefits payable following the termination of her employment. The Company did not elect to renew Ms. Khorey’s employment following the transition period and her employment with the Company ended on March 4, 2022. At this time, Ms. Khorey became entitled to receive separation benefits consistent with a termination by the Company without cause. Please see the “Potential Payments Upon Termination or a Change of Control” for a description of the benefits that will be received by Ms. Khorey.

Benefits and Perquisites

Each of the NEOs participates in the health and welfare benefit plans and fringe benefit programs generally available to all other Company employees. Beyond this, the Company generally does not provide the NEOs with significant perquisites and personal benefits in excess of $10,000. The total perquisites provided to each NEO are described in the “2021 All Other Compensation” table included below.

Severance Arrangements in Employment Agreements

The Company has entered into severance arrangements as a component of the employment agreements with certain members of its senior management team, including the NEOs other than Ms. Vakharia. These severance arrangements provide for payments and other benefits if the officer’s employment terminates for a qualifying event or

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2022 PROXY STATEMENT Compensation Discussion and Analysis

circumstance, such as being terminated without “Cause” or leaving employment for “Constructive Discharge,” as these terms are defined in the employment agreements. A termination following a “Change of Control” (as defined in the employment agreements) generally results in the NEOs receiving additional compensation under the employment agreements.

The Company has eliminated single trigger change of control benefits and tax gross-up payments on change of control benefits. Any change of control benefit is “double trigger,” requiring termination of employment under all circumstances, including a situation where the officer is not offered a “Comparable Job” (as defined in each employment agreement) in connection with a “Change of Control,” and the officer terminates employment within 10 days after the “Change of Control.” Additional information regarding the above-referenced employment agreements, including a quantification of benefits that would have been received by each of the NEOs had termination or change of control occurred on December 31, 2021, is found under the heading “Potential Payments upon Termination or Change of Control” section below.

The Compensation Committee believes that these severance and change of control arrangements are an important part of overall compensation for the NEOs, because these arrangements help to secure the continued employment and dedication of the NEOs, notwithstanding any concern that they might have at such time regarding their own continued employment, prior to or following a change of control. The Compensation Committee also believes that these arrangements are important as a recruitment and retention device, as many of the companies with which the Company competes for executive talent have similar arrangements in place for their senior employees.

Stock Ownership Requirements

The Board has approved stock ownership requirements for the Company’s non-employee directors and for certain executives of the Company, including each of the NEOs. The CEO is required to maintain an ownership level with a fair market value equal to six times (6x) his base salary, while the other NEOs are required to maintain an ownership level with a fair market value equal to two times (2x) his or her respective base salary. The initial measurement date is five years from the date on which the NEO became subject to the guidelines. Common stock owned outright, service-based awards outstanding, and deferred stock units are included when determining the ownership level. Stock options and performance-based awards are excluded. If the stock ownership requirement is not met after five years, the NEO will be required to retain shares equal in value to no less than half of the after-tax value of shares vesting from any equity award until the stock ownership requirement is satisfied. The stock ownership requirement for the Company’s non-employee directors is five times (5x) the annual cash retainer then paid to each such director, with no specific period for achievement.

Management Transition

Since January 1, 2021, we have experienced a number of senior leadership changes and also completed the sale of our Hospitals and Large Physician Practices business segment on May 2, 2022. The following summarizes the compensation decisions made with respect to the NEOs:

Paul Black. On May 6, 2022, Mr. Black ceased serving as our Chief Executive Officer.  Pursuant to the second amendment to his employment agreement dated December 19, 2012 and amended October 1, 2015 (the “Existing Agreement”), effective May 6, 2022, Mr. Black will remain an employee of the Company, serving as Executive Consultant to the Company, through June 30, 2022.  Unless earlier terminated for Cause (as defined in the Existing Agreement), as of June 30, 2022, Mr. Black’s employment with the Company will terminate without Cause, and he will be entitled to receive the payments and benefits available to him under the Existing Agreement upon a termination of employment without Cause by the Company.  Please see “Potential Payments Upon Termination or a Change of Control” for a description of the amounts payable to Mr. Black in the event of a termination of employment without Cause by the Company.

Richard Poulton. Effective May 6, 2022, Richard Poulton was appointed Chief Executive Officer and ceased serving as President and Chief Financial Officer.  In connection with his appointment as Chief Executive Officer, Mr. Poulton’s base salary was increased to $800,000 and his annual bonus opportunity was increased to $1,000,000, in each case retroactively effective as of the closing of the divestiture of the Hospitals and Large Physician Practices business.

Tejal Vakharia. Ms. Vakharia continues to serve as Senior Vice President and General Counsel, Marketing and Government Affairs, but in connection with the closing of the divestiture of the Hospitals and Large Physician Practices business, her base salary was increased to $448,000 and her annual bonus opportunity and annual equity award opportunity were increased to $784,000 and $1,200,000, respectively, in each case retroactively effective as of the closing.

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Executive Compensation

Summary Compensation Table – 2021, 2020 and 2019

The following table shows information regarding the compensation of each of the Company’s NEOs for 2021 and, to the extent required by applicable SEC disclosure rules, 2020 and 2019.

Name and Principal Position	Year	Salary $	Bonus $	Stock Awards (1) $	Option Awards $	Non-Equity Plan Incentive Plan Compensation (2) $	All Other Compensation (3) $	Total $
Paul M. Black	2021	1,030,000	-	6,459,256	-	3,090,733	19,975	10,599,964
Chief Executive Officer	2020	1,030,000	-	5,180,872	-	1,716,496	20,350	7,947,718
	2019	1,030,000	-	6,237,879	-	231,750	8,964	7,508,593

Richard J. Poulton	2021	700,000	-	5,167,392	-	1,721,565	24,882	7,613,839
President and Chief	2020	630,000	560,070	4,144,710	-	699,930	25,362	6,060,072
Financial Officer	2019	630,000	-	5,390,325	-	94,000	19,457	6,133,782

Lisa Khorey	2021	517,000	-	2,066,982	-	476	16,502	2,600,960
EVP, Chief Client Delivery	2020	502,250	-	2,072,367	-	418,500	14,022	3,007,139
Officer	2019	502,250	-	2,445,167	-	178,927	9,317	3,135,661

Tejal Vakharia (4)	2021	412,000	-	1,033,491	-	615,733	14,482	2,075,706
SVP, General Counsel	2020	352,662	68,593	513,485	-	195,904	13,060	3,219,410
	2019	-	-	-	-	-	-	-

(1)

The amounts in this column represent equity awards granted under the 2019 Stock Incentive Plan. The amounts reported are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, with awards subject to performance or market-based vesting conditions calculated based on the probable achievement of such vesting conditions at the time of grant.  In the first quarter of 2021, all NEOs were provided 25% of their equity award opportunity in PSUs that vest based on the Company’s relative TSR compared to a peer group of companies over a single three-year performance period and 25% of their equity award opportunity in PSUs that vest based on the Company’s year-end 2021 free cash flow from continuing operations. The grant date value for the free cash flow PSUs was $15.16 per share. Assuming the highest level of performance is achieved for the free cash flow PSUs, the maximum value of such PSUs would be as follows: Mr. Black $3,125,000, Mr. Poulton $2,500,000, Ms. Vakharia $500,000, and Ms. Khorey $1,000,000. The grant date fair value for the relative TSR PSUs was $17.19 per share. The grant date fair values of the PSUs that vest based on the Company’s relative TSR were calculated based on the application of a Monte Carlo simulation model. The weighted averages of the assumptions used during the first quarter of 2021 were: risk-free interest rate of 0.26%; no dividend yield; and expected volatility using the historical volatility over the most recent three-year period for the peer group and implied volatility at 46.99%. In calculating the fair market value, three years was used to be commensurate with the three-year performance period of the awards. The interest rate is equal to the yield, as of the measurement date, of the zero-coupon U.S. Treasury bill that is commensurate with the overall performance period. Under FASB ASC Topic 718, the vesting conditions related to the 2021 relative TSR PSUs are considered market conditions and not performance conditions. Accordingly, there is no grant date fair value below or in excess of the amount reflected in the table above for the relative TSR PSUs that could be calculated and disclosed based on achievement of market conditions. The grant date fair value of the PSUs does not correspond to the actual value that may be recognized by an NEO with respect to the award, which may be higher or lower based on a number of factors, including the Company’s performance, the performance of the companies in the peer group, stock price fluctuations and applicable vesting. The amount also includes the grant date fair value of service-based RSU awards. The service-based awards granted to all NEOs in the first quarter of 2021 was $8.19 per share. The service-based awards were calculated based on the market value of the Company’s stock on the date of grant. See Note 12 to the Consolidated Financial Statements included in the

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Annual Report for a discussion of the relevant assumptions used in calculating these amounts pursuant to FASB ASC Topic 718.
(2)

Amounts included in this column for 2021 represent cash incentive bonuses payable under the 2021 Bonus Plan based on the Company’s achievement of non-GAAP EPS goals and the Global All In to Win Bonus Plan based on the Company’s revenue from July 1, 2021 to December 31, 2021.

(3)	Amounts included in this column for 2021 are set forth by category in the “2021 All Other Compensation” table below.
(4)	Ms. Vakharia was not a NEO prior to 2020.

2021 All Other Compensation

Name	Parking Expense Payments ($)	401(k) Matching Contributions ($)	Life Insurance Premiums ($)	Executive Physicals ($)	Total ($)
Paul M. Black	-	11,600	7,524	851	19,975
Richard J. Poulton	1,530	11,600	4,902	6,850	24,882
Lisa Khorey	-	11,600	4,902	-	16,502
Tejal Vakharia	1,530	11,600	1,352	-	14,482

2021 Grants of Plan-Based Awards

The following table provides information regarding non-equity incentive awards and equity-based awards granted by the Company in 2021.

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			Stock Awards: Number of Shares of	Grant Date Fair Value of Stock
Name	Grant Date		Approval Date	Threshold $	Target $	Maximum $	Threshold #	Target #	Maximum #	Stock or Units (#)	and Option Award (2) ($)
Paul M. Black				772,500	1,545,000	3,090,000	-	-	-	-	-
	3/2/2021	(3)	3/2/2021	-	-	-	3,401	103,068	206,136	-	1,771,739
	3/2/2021	(4)	3/2/2021	-	-	-	51,534	103,068	206,136	-	1,562,511
	3/2/2021	(5)	3/2/2021	-	-	-	-	-	-	206,135	3,125,007

Richard J. Poulton				430,209	860,417	1,720,834	-	-	-	-	-
	3/2/2021	(3)	3/2/2021	-	-	-	2,721	82,454	164,908	-	1,417,384
	3/2/2021	(4)	3/2/2021	-	-	-	41,227	82,454	164,908	-	1,250,003
	3/2/2021	(5)	3/2/2021	-	-	-	-	-	-	164,908	2,500,005

Lisa Khorey				193,875	387,750	775,500	-	-	-	-	-
	3/2/2021	(3)	3/2/2021	-	-	-	1,088	32,982	65,964	-	566,961
	3/2/2021	(4)	3/2/2021	-	-	-	16,491	32,982	65,964	-	500,007
	3/2/2021	(5)	3/2/2021	-	-	-	-	-	-	65,964	1,000,014

Tejal Vakharia				153,751	307,501	615,002	-	-	-	-	-
	3/2/2021	(3)	3/2/2021	-	-	-	544	16,491	32,982	-	283,480
	3/2/2021	(4)	3/2/2021	-	-	-	8,246	16,491	32,982	-	250,004
	3/2/2021	(5)	3/2/2021	-	-	-	-	-	-	32,982	500,007

(1)

For each of the NEOs, these amounts reflect the cash incentive compensation award opportunities granted under the 2021 Bonus Plan. The Global All In to Win Bonus Plan does not have threshold, target and maximum opportunities. Actual payout under the 2021 Bonus Plan was based on the achievement of 2021 non-GAAP EPS and individual executive performance goals; and actual payout under the Global All In to Win Bonus Plan was

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based on the Company’s revenue achievement from July 1, 2021 to December 31, 2021. Please see the “Compensation Discussion and Analysis” section for further information regarding this award.
(2)

The amounts shown in this column are valued based on the grant date fair value computed in accordance with FASB ASC Topic 718. See Note 12 to the Consolidated Financial Statements included in the Annual Report for a discussion of the relevant assumptions used in calculating these amounts pursuant to FASB ASC Topic 718.

(3)

This award represents a PSU award granted under the 2019 Stock Incentive Plan, which will vest based on the Company’s relative TSR versus a peer group over a single three-year performance period ending on March 2, 2024. Please see the “Compensation Discussion and Analysis” section for further information regarding this award.

(4)

This award represents a PSU award granted under the 2019 Stock Incentive Plan, which will be earned based on the Company’s year-end 2021 free cash flow from continuing operations and then will vest if the recipient remains employed by the Company or its subsidiaries from the Grant date through the third anniversary of the date of grant.  Please see the “Compensation Discussion and Analysis” section for further information regarding this award.

(5)

Award of service-based RSUs granted under the 2019 Stock Incentive Plan that vest equally on the first three anniversaries of the date of grant. Please see the “Compensation Discussion and Analysis” section for further information regarding this award.

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Outstanding Equity Awards as of December 31, 2021

The following table shows information regarding the outstanding equity awards (consisting of PSU and RSU awards) held by each of the NEOs as of December 31, 2021. As of December 31, 2021, none of the Company’s NEOs held any option awards.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1) ($)
Paul M. Black	2/28/2019					77,736	(2)	1,434,229
	2/28/2019								233,209	(3)	4,302,706
	2/26/2020					101,750	(2)	1,877,288
	2/26/2020								228,938	(3)	4,223,906
	2/26/2020					457,876	(4)	8,447,812
	3/2/2021					206,135	(2)	3,803,191
	3/2/2021								103,068	(3)	1,901,605
	3/2/2021					206,136	(5)	3,803,209

Richard J. Poulton	2/28/2019					62,189	(2)	1,147,387
	2/28/2019								186,568	(3)	3,442,180
	2/26/2020					81,400	(2)	1,501,830
	2/26/2020								183,151	(3)	3,379,136
	2/26/2020					366,302	(4)	6,758,272
	3/2/2021					164,908	(2)	3,042,553
	3/2/2021								82,454	(3)	1,521,276
	3/2/2021					164,908	(5)	3,042,553
Lisa Khorey	2/28/2019					31,094	(2)	573,684
	2/28/2019								93,284	(3)	1,721,090
	2/26/2020					40,700	(2)	750,915
	2/26/2020								91,576	(3)	1,689,577
	2/26/2020					183,152	(4)	3,379,154
	3/2/2021					65,964	(2)	1,217,036
	3/2/2021								32,982	(3)	608,518
	3/2/2021					65,964	(5)	1,217,036

Tejal Vakharia	4/2/2018					6,286	(6)	115,977
	4/1/2019					16,324	(6)	301,178
	5/1/2020					44,040	(6)	812,538
	9/3/2020					12,528	(6)	231,142
	3/2/2021					32,982	(2)	608,518
	3/2/2021								16,491	(3)	304,259
	3/2/2021					32,982	(5)	608,518

(1)

The dollar amounts shown in each of these columns are determined by multiplying (i) the number of shares or units shown in the preceding column by (ii) $18.45 (the closing price of the Company’s common stock on December 31, 2021).

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(2)

This RSU award vests in three equal installments on each of the first three anniversaries of the grant date, provided that the NEO continues to be employed with the Company through the applicable vesting date.

(3)

This PSU award vests based on the Company’s relative TSR performance over a single three-year performance period ending on the third anniversary of the grant date and the NEO’s continued service during the performance period.

(4)

This PSU award is earned based on the Company’s year-end 2020 non-GAAP EBITDA margin and vests at the end of a single three-year period ending on the third anniversary of the grant date, provided the NEO continues to be employed with the Company through the applicable vesting date. Performance under this award resulted in the award being earned at 200% of target, which is reflected in the table.

(5)

This PSU award is earned based on the Company’s year-end 2021 Free Cash Flow from Continuing Operations and vests at the end of a single three-year period ending on the third anniversary of the grant date, provided the NEO continues to be employed with the Company through the applicable vesting date. Performance under this award resulted in the award being earned at 200% of target, which is reflected in the table.

(6)

This RSU award vests in four equal installments on each of the first four anniversaries of the grant date, provided that the NEO continues to be employed with the Company through the applicable vesting date.

2021 Stock Vested

The following table shows information regarding the vesting during 2021 of stock awards previously granted to the NEOs. No options were exercised by the NEOs during 2021.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Paul M. Black	281,762	4,347,588
Richard J. Poulton	262,724	4,053,831
Lisa Khorey	108,042	1,667,088
Tejal Vakharia	38,545	592,760

(1)

The value realized equals the fair market value of the Company’s common stock on the vesting date multiplied by the number of shares vested. Upon release of the RSUs, shares may be surrendered to satisfy minimum income tax-withholding requirements. The amounts shown are gross amounts absent netting for shares surrendered.

Potential Payments Upon Termination or Change of Control

The Company has entered into employment agreements with each of the NEOs (other than Ms. Vakharia) that provide for payments in connection with such NEO’s termination, whether upon a change of control or otherwise. The estimated benefits to be provided to the NEOs under the employment agreements in each of those situations are described below, including a summary of payments that would have been required had a termination or change of control taken place on December 31, 2021, based upon the per share closing price of the Company’s common stock ($18.45) on the last trading day of the year.

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Payments Made Upon Termination

The employment agreements for each NEO (other than Ms. Vakharia) provide for payments of certain benefits, as described above, upon the termination of employment. Each NEO’s rights upon a termination of his or her employment depend upon the circumstances of his or her termination. Central to an understanding of the rights of each NEO under the employment agreements is an understanding of the definitions of “Cause” and “Constructive Discharge” that are used in those agreements. For purposes of the employment agreements with each of the NEOs:

•

The Company has “Cause” to terminate an NEO for such NEO’s: (i) willful or grossly negligent failure to perform duties; (ii) violation of law that is materially injurious to the operations or reputation of the Company; (iii) conviction of a crime involving the Company’s property or constituting a felony or involving fraud or moral turpitude; or (iv) material violation of a general Company policy or refusal to follow lawful directions of the Board.

•

A “Constructive Discharge” under each of the employment agreements generally means: (i) a failure of the Company to meet its obligations, in any material respect, under the employment agreement, including, without limitation, a reduction of or failure to pay base salary; (ii) a material diminution in or other substantial adverse alteration in the nature or scope of an NEO’s responsibilities; or (iii) the relocation by more than fifty miles of an NEO’s principal place of business.

The employment agreements require, as a precondition to the receipt of these payments, that the NEO sign a standard form of release of employment claims. They also include non-competition and non-solicitation provisions that apply for one year following such NEO’s termination of employment and a confidentiality provision.

Payment Obligations for Termination by the Company with Cause or upon Death or Disability or by the NEO Without Constructive Discharge

If an NEO (other than Ms. Vakharia) is terminated by the Company for Cause or as a result of such NEO’s death or disability (as defined in the respective employment agreement), or if an NEO terminates his or her employment without Constructive Discharge, he or she is entitled to receive:

•	Accrued but unpaid base salary through the date of termination;
•	Earned but unpaid annual cash incentive compensation in respect of the fiscal year prior to the fiscal year in which the termination occurs; and
•

As provided in the award agreements governing the PSUs granted to such NEOs in 2019, 2020 and 2021, accelerated vesting of such awards at 100% of target level in the case of a termination due to such NEO’s death or disability.

Payment Obligations for Termination by the Company Without Cause or Due to Constructive Discharge

If an NEO (other than Ms. Vakharia) is terminated by the Company without Cause or an NEO terminates his or her employment for Constructive Discharge (except during the two-year period following a change of control), he or she is entitled to receive:

•	Accrued but unpaid base salary through the date of termination;
•	Earned but unpaid annual cash incentive compensation in respect of the fiscal year prior to the fiscal year in which the termination occurs (as determined and payable had there been no termination);
•

Severance equal to 1x the sum of base salary plus target cash incentive bonus opportunity, with such severance to be paid in 12 equal monthly installments or, in the case of Mr. Black and Mr. Poulton, severance equal to 2x the sum of base salary plus target cash incentive bonus opportunity, with such severance to be paid in 24 equal monthly installments;

•	Continuation of health benefits, if applicable, for 12 months or, in the case of Mr. Black and Mr. Poulton, for 24 months; and
•

Pro-rata vesting of any unvested stock option or stock awards equal to (i) the number of shares of such award that would vest on the normal vesting date, but prorated to reflect such NEO’s period of service since the last regular vesting date (or grant date if termination occurs prior to the regular vesting of any shares subject to the award);

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and (ii) one additional year of vesting; provided, however, that for performance-based awards, vesting will be subject to the satisfaction of, and based on the level of performance achieved of, performance conditions; provided, further, that the vesting of RSU awards do not accelerate upon the executive’s termination of employment due to a constructive discharge.

As noted above, in connection with the 2022 management transition, Mr. Black will receive severance under the terms of his existing employment agreement for a termination without cause. Please see the table below for the severance and equity vesting, calculated as of December 31, 2021, payable upon a termination of Mr. Black’s employment without cause.

Payment Obligations Upon Resignation Due to No Comparable Job Following a Change of Control

Pursuant to the employment agreement with Mr. Poulton, if a change of control occurs and prior to such event the NEO is not offered a comparable job by the Company (or its successor), and the NEO resigns on or within ten days of the change of control, then the NEO is entitled to:

•	Full vesting of outstanding equity awards, with such vesting at target levels for unearned performance-based share awards; and
•	A lump sum payment equal to 1x the value of his base salary plus target cash incentive bonus opportunity.

A “comparable job” under Mr. Poulton’s employment agreement means employment following a change of control (i) with substantially the same duties and responsibilities as were held by the NEO immediately prior to the change of control; (ii) within 50 miles of the location at which the NEO provides services prior to such change of control; and (iii) at the same or increased base salary and target cash incentive bonus opportunity level as were in effect prior to such change of control. None of the other NEOs are eligible to receive severance upon a resignation due to no comparable job following a change of control.

Severance Upon Termination Without Cause or Due to Constructive Discharge Following a Change of Control

Pursuant to the employment agreements with each of the NEOs (other than Ms. Vakharia), if a change of control occurs and the NEO’s employment is terminated without Cause or due to Constructive Discharge within two years of a change of control or within 180 days before a change of control in connection with such change of control, the NEO will receive:

•	Full vesting of outstanding equity awards, with such vesting at target levels for unearned performance-based share awards;
•	A lump sum payment equal to 2x the value of his or her base salary plus target cash incentive bonus opportunity; and
•	Continuation of health benefits, if applicable, for 12 months or, in the case of Mr. Black and Mr. Poulton, 24 months.

Severance Upon Termination by the Company Without Cause for Ms. Vakharia

If Ms. Vakharia is terminated by the Company without Cause, under the Company’s general severance plan she is entitled to receive:

•	Severance equal to 9 months base salary, to be paid over 9 months according to the Company’s regular payroll schedule; and
•	Continuation of health benefits, if applicable, for 9 months.

Separation of Ms. Khorey

As discussed above, the employment of Ms. Khorey terminated effective March 4, 2022. In connection with her termination of employment, the Company entered into a separation agreement with Ms. Khorey. The amounts reported in the following table represent the amounts that Ms. Khorey received or will receive in connection with the

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termination of her employment. For purposes of this disclosure, equity awards that have not yet vested are assumed to vest at target performance and also are based upon the per share closing price of the Company’s common stock ($21.40) on the day that her employment terminated.

Name	Base Severance Pay ($)	2	Accelerated Vesting of Equity Awards ($)	3	Continued Health Benefits ($)	4	Total ($)
Paul M. Black
Death or Disability	0		12,251,021		0		12,251,021
By Allscripts for Cause or Executive without Constructive Discharge	0		0		0		0
By Allscripts without Cause	5,150,000		8,137,583		21,058		13,308,041
By Executive for Constructive Discharge	5,150,000		4,083,674		21,058		9,254,732
Change of Control (no comparable job and termination)	0		15,725,120		0		15,725,120
Change of Control (constructive discharge and termination)	5,150,000		15,725,120		21,058		20,896,178
Change of Control with Termination	5,150,000		15,725,120		21,058		20,896,178
Richard J. Poulton
Death or Disability	0		9,800,825		0		9,800,825
By Allscripts for Cause or Executive without Constructive Discharge	0		0		0		0
By Allscripts without Cause	3,150,000		6,510,391		11,792		9,672,183
By Executive for Constructive Discharge	3,150,000		3,266,942		11,792		6,428,734
Change of Control (no comparable job and termination)	1,575,000		12,580,096		0		14,155,096
Change of Control (constructive discharge and termination)	3,150,000		12,580,096		11,792		15,741,888
Change of Control with Termination	3,150,000		12,580,096		11,792		15,741,888
Tejal Vakharia
Death or Disability	0		608,518		0		608,518
By Allscripts for Cause or Executive without Constructive Discharge	0		0		0		0
By Allscripts without Cause	309,000		1,935,219		0		2,244,219
By Executive for Constructive Discharge	0		0		0		0
Change of Control (no comparable job and termination)	0		2,475,031		0		2,475,031
Change of Control (constructive discharge and termination)	0		2,475,031		0		2,475,031
Change of Control with Termination	309,000		2,475,031		0		2,784,031
Lisa Khorey
Separation Agreement	895,750		5,300,761		11,792		6,208,303

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of Mr. Black, our Chief Executive Officer.

We believe that the pay ratio disclosed below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.  SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and apply various assumptions and, as result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

Allscripts Healthcare Solutions, Inc 50

2022 PROXY STATEMENT Executive Compensation

Ratio

For 2021:

•	The median of the annual total compensation of all of our employees, other than Mr. Black, was $62,216.
•	Mr. Black’s annual total compensation, as reported in the Total column of the 2021 Summary Compensation Table, was $10,599,964.
•	Based on this information, the ratio of the annual total compensation of Mr. Black to the median of the annual total compensation of all employees is estimated to be 170 to 1.

Identification of Median Employee

We selected December 31, 2021 as the date on which to determine our median employee.  As of that date, we had approximately 7,869 employees.  Approximately 4,602 employees in the United States and 3,267 employees located outside of the United States were considered for identifying the median employee.

For purposes of identifying the median employee from the employee population base, we considered base salary, bonuses, commissions and overtime for calendar year 2021.  In addition, for employees that commenced employment with the Company after January 1, 2021, we annualized their compensation.

In determining the annual total compensation of the median employee, such employee’s compensation was calculated in accordance with Item 402(c)(2)(x) of Regulation S-K, as required pursuant to the SEC executive compensation disclosure rules. This calculation is the same calculation used to determine total compensation for purposes of the 2021 Summary Compensation Table with respect to each of the NEOs.

Allscripts Healthcare Solutions, Inc 51

2022 PROXY STATEMENT

Compensation Committee Report

The information contained in the following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in such filing.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the preceding section entitled “Compensation Discussion and Analysis.” Based on this review and discussion, the Compensation Committee recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement for the Annual Meeting and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

Compensation Committee of the Board of Directors

Jonathan J. Judge, Chairman Michael A. Klayko Dave B. Stevens

Allscripts Healthcare Solutions, Inc 52

2022 PROXY STATEMENT

Audit Committee Report

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the year ended December 31, 2021. The information contained in this report shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in such filing.

Audit Committee Report

The Audit Committee consists of six members: Elizabeth A. Altman, Mara G. Aspinall, P. Gregory Garrison, Dave B. Stevens, David D. Stevens and Carol J. Zierhoffer. All of the members are independent directors as defined in Nasdaq’s listing standards and SEC regulations.  Five of the members are “audit committee financial experts” as defined under applicable SEC rules, and two members are expert in matters related to technology, security and data storage. The Audit Committee has certain duties and powers as described in its written charter adopted by the Board. A copy of the charter can be found on the Company’s website at investor.allscripts.com. The Audit Committee met ten times during the year ended December 31, 2021.

The Audit Committee is primarily responsible for:

•	assisting the Board in fulfilling its oversight and monitoring responsibility of reviewing the financial information that will be provided to the Company’s stockholders and others;
•	appointing and overseeing the services performed by the Company’s independent registered public accounting firm, as well as pre-approving all services and fees related thereto;
•

overseeing and periodically evaluating the performance and responsibilities of the Company’s internal audit department, including approving the Company’s annual internal audit plan and reviewing the results of internal audits, including management’s responses thereto;

•

reviewing with the Company’s management, internal audit department, and independent registered public accounting firm the Company’s critical accounting policies and its system of internal control over financial reporting; and

•	overseeing the risk assessments related to the Company conducted by the Company’s management.

During 2021, on no less than a quarterly basis during regularly scheduled meetings, the Audit Committee met with the senior members of the Company’s financial management team. Additionally, the Audit Committee had separate executive sessions  with Grant Thornton, the Company’s independent registered public accounting firm for the year ended December 31, 2021, as well as with the Company’s Chief Executive Officer, President, Chief Financial Officer, Chief Compliance Counsel, Corporate Controller and Head of Internal Audit, at which candid discussions regarding financial management, legal, compliance, security accounting, auditing, and internal control matters took place. In addition, the Audit Committee schedules additional quarterly meetings exclusively dedicated to meeting with the Company’s Chief Compliance Counsel and Chief Security Officer to discuss the effectiveness of the Company’s compliance program and to receive status reports regarding certain compliance and risk matters, including cybersecurity. The Audit Committee’s agenda is established by the Audit Committee’s Chairman.

Throughout the year ended December 31, 2021, the Company’s management completed documentation, testing, and evaluation of the Company’s internal control over financial reporting pursuant to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. No less than quarterly, the Company’s management provided updates to the Audit Committee regarding progress made to complete management’s assessment of its internal control over financial reporting. The Company’s management concluded that the internal control over financial reporting was effective as of December 31, 2021. Management’s assessment, and Grant Thornton’s report on its audit, of the effectiveness of internal control over financial reporting were included in the Company’s Annual Report on 10-K for the year ended December 31, 2021, which was filed on February 25, 2022 with the SEC. The Audit Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and the Company’s management’s preparations for the evaluation in 2022.

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2022 PROXY STATEMENT Audit Committee Report

The Audit Committee is responsible for overseeing the risk assessments conducted by the Company’s management, particularly risks that could present a negative impact, prevent value creation, or erode existing value. These risk assessments include:

•	discussing the Company’s policies and procedures regarding risk assessment and risk management regarding certain operational risks including cybersecurity risk;
•	reviewing management’s assessment of risks identified in the Company’s legal and regulatory compliance programs and actions to be taken to mitigate these risks;
•	reviewing management’s assessment of risks related to financial reporting and actions to be taken to mitigate these risks; and
•	regularly reporting to the Board on its risk-related reviews and discussions and, as appropriate, recommending to the Board such actions as it deems necessary.

In fulfilling its responsibility of appointing and reviewing the services performed by the Company’s independent registered public accounting firm, the Audit Committee carefully reviews the scope of the audit, audit fees, auditor independence matters, and the extent to which the independent registered public accounting firm may be retained to perform non-audit services.

In deciding to engage Grant Thornton as the Company’s independent registered public accounting firm for the year ended December 31, 2021, as well as to reappoint Grant Thornton as the Company’s independent registered public accounting firm for the year ending December 31, 2022, the Audit Committee took into consideration a number of factors, including the professional qualifications of Grant Thornton and its deep institutional knowledge of our business and industry, the qualifications and performance of the lead audit partner, the successor lead audit partner and other key engagement partners, which are regularly rotated in accordance with SEC rules, the quality of the Audit Committee’s ongoing discussions with the firm, and the support available to the Company from Grant Thornton’s regional and national offices.

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2021 with the Company’s management and Grant Thornton. The Audit Committee has also discussed with Grant Thornton the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received and reviewed the written disclosures and the letter from Grant Thornton required by applicable requirements of the PCAOB regarding Grant Thornton’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton its independence from the Company.

In performing all of these functions, the Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for establishing and maintaining adequate internal control over financial reporting and for preparing the Company’s financial statements and other reports; and of the Company’s independent registered public accounting firm, who are engaged to audit and report on the consolidated financial statements of the Company and the effectiveness of the Company’s internal control over financial reporting.

In reliance on these reviews and discussions, and the reports of Grant Thornton, the Company’s independent registered public accounting firm for the year ended December 31, 2021, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

Audit Committee of the Board of Directors

P. Gregory Garrison, Chairman Elizabeth A. Altman Mara G. Aspinall Dave B. Stevens David D. Stevens Carol J. Zierhoffer

Allscripts Healthcare Solutions, Inc 54

2022 PROXY STATEMENT

Proposals

Overview of Proposals

This Proxy Statement contains three proposals requiring stockholder action:

•	Proposal One requests the election to the Board of the six nominees named in this Proxy Statement.
•	Proposal Two requests the ratification of the appointment of Grant Thornton as the Company’s independent registered public accounting firm for the year ending December 31, 2022.
•	Proposal Three requests that stockholders vote on an advisory resolution approving the Company’s NEO compensation.

Each proposal is discussed in more detail in the pages that follow.

Proposal One – Election of Directors

If elected by the stockholders, each of the currently nominated directors, Mmes. Altman and Zierhoffer and Messrs. Garrison, Judge and Stevens and new director, Richard J. Poulton, will serve until the 2023 annual meeting of stockholders and until his or her successor has been duly elected, or until his or her earlier resignation or removal.

At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the six nominees named in this Proxy Statement. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the election of the Board’s six nominees. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders may vote for any nominee designated by the present Board to fill the vacancy.

Vote Required

In accordance with the policy of majority voting in uncontested director elections set forth in the Company’s by-laws, if the number of shares voted “FOR” any nominee exceeds the number of shares voted “AGAINST” such nominee, then he or she will be elected as a director to serve until the Company’s 2023 Annual Meeting of Stockholders and until his or her successor has been duly elected, or until his or her earlier resignation or removal. If any nominee is an incumbent director and fails to receive a majority of the votes cast with respect to his or her nomination, then he or she must tender a resignation as director, and such resignation will be considered by the Nominating Committee in accordance with the requirements of the Company’s Corporate Governance Guidelines.

Recommendations of the Board

The Board unanimously recommends that stockholders vote FOR the election of director nominees Ms. Altman, Mr. Garrison, Mr. Judge, Mr. Poulton, Mr. Stevens and Ms. Zierhoffer.

Proposal Two - Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has re-appointed Grant Thornton as the Company’s independent registered public accounting firm and as auditors of the Company’s consolidated financial statements for the year ending December 31, 2022. Grant Thornton has served as the Company’s independent registered public accounting firm since March 2014.

At the Annual Meeting, the stockholders are being asked to ratify the appointment of Grant Thornton as the Company’s independent registered public accounting firm for the year ending December 31, 2022. In the event the appointment is not ratified, the Audit Committee will reconsider its selection. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders. A representative of Grant Thornton is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to questions.

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2022 PROXY STATEMENT Proposals

Fees and Related Expenses Paid to Auditors

The following table shows the fees accrued or paid to the Company’s independent registered public accounting firm for the years ended December 31, 2021 and December 31, 2020.

(In thousands)	2021 ($)	2020 ($)
Audit Fees (1)	2,276	2,148
Audit-Related Fees (2)	435	1,605
Tax Fees	-	-
All Other Fees	-	-
Total	2,711	3,753

(1)

Audit fees relate to professional services rendered in connection with the audit of the Company’s annual financial statements and internal control over financial reporting, quarterly review of financial statements included in the Company’s Quarterly Report on Form 10-Q, and audit services provided in connection with other statutory and regulatory filings or engagements.

(2)	Audit-related fees relate to professional services performed in connection with the Company’s Service Organization Controls (SOC) reports, HITRUST certification and acquisition related procedures.

Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm within the four categories identified above.

Prior to engagement, the Audit Committee pre-approves all services to be performed by the independent registered public accounting firm. The fees are budgeted and the Audit Committee has established procedures to pre-approve fee adjustments due to changes in the scope of work or for other reasons. The Audit Committee may delegate pre-approval authority to one or more of its members.

Vote Required

The affirmative vote of the holders of a majority of the shares present in person, by remote communication or represented by proxy and entitled to vote thereon is required to approve this Proposal Two.

Recommendation of the Audit Committee and the Board

The Audit Committee and the Board unanimously recommend that stockholders vote FOR Proposal Two.

Proposal Three – Advisory Vote to Approve Named Executive Officer Compensation

The Company provides its stockholders with the opportunity to cast an annual advisory vote to approve the compensation of its named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the “Compensation Discussion and Analysis” and “Executive Compensation” sections above). The Company believes it is appropriate to seek and take into account the views of its stockholders on the design and effectiveness of the Company’s executive compensation program.

The Compensation Committee seeks to establish and implement a compensation program for the Company’s named executive officers that emphasizes pay-for-performance, and is designed to meet the following objectives: (a) reward outstanding performance for an individual’s performance against corporate goals; (b) provide long-term incentive compensation through equity grants, a material portion of which are performance-based; (c) provide for compensation that is both competitive in the executive market and internally equitable; and (d) align the Company’s named executive officer compensation with the Company’s financial performance and the long-term interests of the Company’s stockholders.

Allscripts Healthcare Solutions, Inc 56

2022 PROXY STATEMENT Proposals

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, the Board requests that the Company’s stockholders vote to approve the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the named executive officers, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables), is hereby approved.

As an advisory vote, this proposal is not binding on the Company, the Board, or the Compensation Committee, and will not be construed as overruling a decision by the Company, the Board, or the Compensation Committee or creating or implying any additional fiduciary duty for the Company, the Board, or the Compensation Committee. However, the Compensation Committee and the Board value the opinions expressed by the Company’s stockholders in their votes on this proposal, and consider the outcome of the Company’s annual say-on-pay vote when making decisions regarding the Company’s executive compensation program. The Company’s management continues to engage in dialogue with many of the Company’s largest stockholders, and the Compensation Committee will continue to consider material stockholder feedback and the results of the Company’s say-on-pay votes when making future compensation decisions for the Company’s named executive officers.

The Company’s current policy is to provide stockholders with an opportunity to approve the compensation of the Company’s named executive officers each year at the Company’s annual meeting of stockholders. It is expected that the next say-on-pay vote will occur at the Company’s 2023 Annual Meeting of Stockholders.

Vote Required

The affirmative vote of the holders of a majority of the shares present in person, by remote communication or represented by proxy and entitled to vote thereon is required to approve this Proposal Three.

Recommendation of the Board

The Board unanimously recommends that stockholders vote FOR Proposal Three.

Other Matters

The Company knows of no matters to be submitted to the Company’s stockholders at the Annual Meeting, other than the proposals referred to in this Proxy Statement. If any other matters properly come before the stockholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Dated: May 6, 2022

Allscripts Healthcare Solutions, Inc 57

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC. C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode Above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 20, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - You will be able to vote during the Virtual Meeting by first registering at www.virtualshareholdermeeting.com/MDRX2022. You will receive a meeting invitation by e-mail with your unique join link along with a password prior to the meeting date. All registrations to attend the Virtual Meeting must be received by 11:59 p.m. ET on June 20, 2022. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 20, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: 0000557163_1 R1.0.0.24 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: For Against Abstain 1a. Elizabeth A. Altman 1b. P. Gregory Garrison 1c. Jonathan J. Judge 1d. Richard J. Poulton 1e. Dave B. Stevens 1f. Carol J. Zierhoffer The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. To ratify the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for the year ending December 31, 2022. 3. To approve, on an advisory basis, the Company's named executive officer compensation. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. 0000557163_2 R1.0.0.24 ALLSCRIPTS HEALTHCARE SOLUTIONS, INC. This proxy is solicited by the Board of Directors Annual Meeting of Stockholders June 21, 2022 9:00 AM CT The undersigned hereby appoints Richard J. Poulton and Leah S. Jones as proxies, each with the power to appoint his substitute, and hereby authorizes them, and each of them acting singly, to represent and vote, as designated below, all the shares of common stock of Allscripts Healthcare Solutions, Inc., a Delaware corporation ("Allscripts"), held of record by the undersigned at the close of business on April 29, 2022 at the Annual Meeting of Stockholders to be held virtually on June 21, 2022, 9:00 a.m. Central Time, or any adjournment or postponement thereof (the "Annual Meeting"), and authorizes and instructs said proxies to vote in the manner directed below. This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR ALL director nominees and FOR proposals 2 and 3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting. If you wish to vote by telephone or via the Internet, please read the directions on the reverse side. WHETHER OR NOT YOU PLAN TO ATTEND THIS VIRTUAL MEETING, PLEASE SUBMIT YOUR PROXY PROMPTLY BY TELEPHONE OR THROUGH THE INTERNET OR BY SIGNING, DATING AND RETURNING THE PROXY CARD IN THE ENCLOSED PREPAID ENVELOPE. Continued and to be signed on reverse side

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com ALLSCRIPTS HEALTHCARE SOLUTIONS, INC. This proxy is solicited by the Board of Directors Annual Meeting of Stockholders May 21, 2018 9:00 AM The undersigned hereby appoints Paul M. Black, Richard J. Poulton and Dennis M. Olis as proxies, each with the power to appoint his or her substitute, and hereby authorizes them, and each of them acting singly, to represent and vote, as designated below, all the shares of common stock of Allscripts Healthcare Solutions, Inc., a Delaware corporation ("Allscripts"), held of record by the undersigned at the close of business on March 26, 2018 at the Annual Meeting of Stockholders to be held on May 21, 2018, 9:00 am Central time at Allscripts' principal offices located at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654, or any adjournment or postponement thereof (the "Annual Meeting"), and authorizes and instructs said proxies to vote in the manner directed below. This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR ALL director nominees and FOR proposals 2, 3 and 4. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting. If you wish to vote by telephone or via the Internet, please read the directions on the reverse side. WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE SUBMIT YOUR PROXY PROMPTLY BY TELEPHONE OR THROUGH THE INTERNET OR BY SIGNING, DATING AND RETURNING THE PROXY CARD IN THE ENCLOSED PREPAID ENVELOPE. Continued and to be signed on reverse side